                 SECOND AMENDED AND RESTATED PURCHASE AGREEMENT

         This SECOND AMENDED AND RESTATED PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 17, 2000, by and between THE ELLISON COMPANY, INC., a North Carolina corporation ("Seller"), Atrium Companies, Inc., a Delaware corporation ("Buyer"), and D and W Holdings, Inc., a Delaware corporation ("Holdings").

                              W I T N E S S E T H:

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the operating assets of Seller's Windows and Doors Division ("EWD") on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Seller, the owner of all of the issued and outstanding shares of capital stock of VES, INC., a Delaware corporation doing business in North Carolina as ELLISON EXTRUSION SYSTEMS, INC. ("EES"), desires to sell to Buyer, and Buyer desires to purchase from Seller, such shares on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Seller and Holdings entered into a Purchase Agreement dated as of March 29, 2000 (the "Original Agreement"); and

         WHEREAS, Seller and Holdings entered into an Amended and Restated Purchase Agreement dated as of July 28, 2000 (as amended by certain Side Letters dated August 31 and September 29, the "Amended Agreement"); and

         WHEREAS, Seller, Buyer and Holdings wish to amend and restate the Amended Agreement as described herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, Seller and Buyer hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1 "AFFILIATE" shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, shall include the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the securities having voting power for the election of directors of such person or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

         1.2 "ANTITRUST DIVISION" means the Antitrust Division of the United States Department of Justice.

         1.3 "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement dated as of the Closing Date between Buyer and Seller relating to the Assumed Agreements and the Assumed Liabilities, substantially in the form of Exhibit A hereto.

         1.4 "ASSUMED AGREEMENTS" shall mean those agreements, contracts, real estate leases, equipment leases, and commitments listed on Schedule 1.5, together with all of the open purchase orders and sales contracts of EWD issued or entered into in the ordinary course of business as of the Closing Date.

         1.5 "ASSUMED LIABILITIES" shall mean all liabilities and obligations of Seller arising in the ordinary course of business of EWD (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation: (i) all liabilities and obligations of Seller under agreements that have been validly assigned to Buyer as of the Closing Date or under which the other party or parties thereto continue to do business with Buyer (or with Seller for the exclusive benefit of Buyer) following the Closing on the terms specified in the Agreement notwithstanding the absence of any formal consent needed thereunder for the assignment (collectively, the "Transferred Agreements"), (ii) all liabilities and obligations of Seller with respect to warranty and product liability claims (including liabilities and obligations for personal injury and property damage as well as for repair and replacement) based upon or alleged to arise out of the sale of EWD Products by Seller on or before the Closing Date, (iii) all liabilities and obligations of Seller arising in the ordinary course of the EWD Business under any federal, state, local, or foreign law or any rule, regulation or other requirement of any governmental or quasi-governmental authority, (iv) all liabilities and obligations of Seller for Taxes, other than income and franchise taxes, arising in the ordinary course of business of EWD to the extent reflected (without regard to deferred Tax assets and liabilities) on the Closing Balance Sheet, (v) all accounts payable, accrued wages and other expenses and all other current liabilities reflected on the Closing Balance Sheet to the extent such liabilities arose in the ordinary course of business, it being the intent of the parties, subject to the limitations set forth herein, that Buyer shall succeed to and assume the ordinary course liabilities and obligations of Seller with respect to the EWD Business to the same extent as if EWD were a separately incorporated entity and Buyer purchased the stock of that entity,
(vi) subject to Sections 11.1 and 11.7 hereof, all liabilities and obligations of Seller relating to environmental conditions existing on or prior to the Closing Date of the property leased to Seller by Ken Chilton and located at Shorefair Drive and 32nd Street in Winston-Salem, North Carolina (the "Leased Real Estate"), (vii) subject to Sections 11.1 and 11.7 hereof, all liabilities and obligations of Seller relating to the use of the "WeatherLok" name, trademarks and/or service marks, and any variations or derivations thereof (the "WeatherLok Mark") prior to the Closing

Date, and (viii) the capital expenditures described on Exhibit V to Schedule 1.5; provided, however, that the Assumed Liabilities shall in no event include (a) except as described in clause (iv) of this Section 1.5, any federal, state, local or foreign Taxes of any kind payable by, or attributable to, Seller or its shareholders, (b) indebtedness of EWD owed to Seller, (c) indebtedness for borrowed money and any guarantee of indebtedness for borrowed money, including, without limitation, amounts owed to AmeriMark Building Products d/b/a Reynolds Building Products ("Reynolds") in respect of indebtedness under the promissory note dated February 18, 1998 (the "Reynolds Note"), (d) subject to clause (v) above (but with the understanding that Buyer will not assume sponsorship of any Plan in whole or in part), any liability or obligation under or related to any Plan, (e) fees and expenses of Seller relating to the Contemplated Transactions, (f) any liability or obligation arising in connection with or relating to the property located at 645 Montroyal Road in Rural Hall, North Carolina, (g) any liabilities or obligations of EWD in respect of any agreement, contract, lease or commitment other than Transferred Agreements, (h) any liability or obligation under the Worker Adjustment and Retraining Notification Act with respect to EWD arising prior to the Closing Date, (i) any liabilities or obligations relating to the Excluded Assets or not arising out of the EWD Business, (j) any obligation under the leases with JE as such leases existed prior to their amendment pursuant to Section 6.21 hereof in connection with the Contemplated Transactions, (k) any liabilities or obligations arising out of any litigation or proceeding with Vinyl Products, Inc in connection with events occurring on or prior to the Closing Date, (l) any liability for severance pay to any employees of EWD who are offered employment by Buyer, (m) $395,000 of rebates and allowances owed to Reynolds by Seller as of the Closing (the "Reynolds Payables"), or (n) $205,000 of rebates and allowances owed to Reynolds by Seller as of the Closing (the "Reynolds Rebate").

         1.6 "BILL OF SALE" shall mean the Bill of Sale and Assignment dated as of the Closing Date evidencing the transfer of the Purchased Assets from Seller to Buyer, substantially in the form of Exhibit B hereto.

         1.7 "BREACHING PARTY" shall have the meaning assigned to such term in Section 9.1(b) hereof.

         1.8 "BUY/SELL AGREEMENT" shall have the meaning assigned to such term in Section 6.17 hereof.

         1.9 "CASH AND CASH EQUIVALENTS" shall mean currency, certificates of deposit, commercial paper, money market mutual funds, repurchase agreements in respect of any of the foregoing, bank accounts and other similar investments.

         1.10 "CLAIM NOTICE" shall have the meaning assigned to such term in
Section 11.3(a) hereof.

         1.11 "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement and the Related Agreements (the "Contemplated Transactions") to be held at the New York offices of Paul, Hastings, Janofsky & Walker LLP, at 10:00 a.m. on October 25, 2000, or such other date and time as may be mutually agreed upon by Buyer and Seller.

         1.12 "CLOSING BALANCE SHEET" shall have the meaning assigned to such term in Section 2.4 hereof.

         1.13 "CLOSING DATE" shall mean the date on which the Closing actually takes place.

         1.14 "CODE" shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

         1.15 "COMPANIES" shall mean Seller and EES.

         1.16 "CONFIDENTIAL INFORMATION" shall have the meaning assigned to such term in Section 4.32 hereof.

         1.17 "CONTEMPLATED TRANSACTIONS" shall have the meaning assigned to such term in Section 1.11 hereof.

         1.18 "DEDUCTIBLE" shall have the meaning assigned to such term in
Section 11.7 hereof.

         1.19 "EES AGREEMENTS" shall have the meaning assigned to such term in Section 4.29 hereof.

         1.20 "EES BOOKS AND RECORDS" shall mean all books and records, whether in physical, electronic or other media, related to the business of EES, the assets of EES, or the employees of EES, including, without limitation, (i) financial books and records, (ii) mailing, distribution, customer and supplier lists, (iii) records with respect to pricing, production, product development, sales volume, payment history, costs and legal, Tax and environmental matters, (iv) employment records, and (v) records relating to Intellectual Property Rights.

         1.21 "EES FIXED ASSETS" shall mean all leasehold improvements, machinery, equipment, auxiliary equipment, fixtures attached to or associated with the equipment or machinery, machine parts, shop tools and equipment, spare parts, supplies, office equipment, computers, furniture, furnishings, office supplies, sales and promotional materials and motor vehicles owned by EES and used by EES on the Closing Date, including, but not limited to those listed on Schedule 1.21; provided, however, that EES Fixed Assets shall not include any Excluded Assets (as defined in Section 1.39 hereof).

         1.22 "EES PRODUCTS" shall have the meaning assigned to such term in
Section 10.1(b) hereof.

         1.23 "EES SHARES" shall mean all of the issued and outstanding shares of EES, consisting of 50 shares of common stock, par value $.01 per share.

         1.24 "ELLISON MARK" shall have the meaning assigned to such term in
Section 8.16 hereof.

         1.25 "ELLISON SUBSCRIPTION AGREEMENT" shall have the meaning assigned to such term in Section 6.15 hereof.

         1.26 "EMPLOYMENT AGREEMENTS" shall have the meaning assigned to such term in Section 6.19 hereof.

         1.27 "ENCUMBRANCES" shall have the meaning assigned to such term in
Section 2.6 hereof.

         1.28 "ENVIRONMENTAL AND SAFETY LAWS" means any and all federal, state and local laws (including but not limited to common law), statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations, or other binding requirement relating to pollution or protection of human health and the environment, worker health and safety, emissions, discharges, releases or threatened releases of any Hazardous Material (as defined in Section 1.43), or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material.

         1.29 "ENVIRONMENTAL OR SAFETY CLAIM" means any claim, demand, complaint, action, suit, proceeding, investigation or notice by any person or entity alleging potential liability arising out of, based on, or relating to Environmental and Safety Laws or the presence of any Hazardous Material at any location.

         1.30 "ESCROW AGENT" shall have the meaning assigned to such term in
Section 2.2(a) hereof.

         1.31 "ESCROW AGREEMENT" shall have the meaning assigned to such term in Section 2.2(a) hereof.

         1.32 "EWD ACCOUNTS RECEIVABLE" shall mean all amounts owed to EWD by its customers and others as of the Closing Date (other than the Reynolds Receivables) that are classified as "accounts receivable" in accordance with GAAP as applied in the preparation of the Financial Statements.

         1.33 "EWD BOOKS AND RECORDS" shall mean all books and records, whether in physical, electronic or other media, related to the business of EWD, the Purchased Assets or the employees of EWD to whom Buyer makes offers of employment, including, without limitation, (i) financial books and records, (ii) mailing, distribution, customer and supplier lists, (iii) records with respect to pricing, production, product development, sales volume, payment history, costs and legal, Tax and environmental matters, (iv) employment records, and (v) records relating to Intellectual Property Rights, but excluding EWD Books and Records solely related to the Excluded Assets (as defined in Section 1.39 hereof).

         1.34 "EWD BUSINESS" shall mean the business of producing and selling the EWD Products.

         1.35 "EWD FIXED ASSETS" shall mean all leasehold improvements, machinery, equipment, auxiliary equipment, fixtures attached to or associated with the equipment or machinery, machine parts, shop tools and equipment, spare parts, supplies, office equipment, computers, furniture, furnishings, office supplies, sales and promotional materials and motor vehicles owned by Seller and necessary for the conduct of business as currently conducted by EWD on the Closing Date, including but not limited to those listed on
Schedule 1.35; provided, however, that EWD Fixed Assets shall not include any Excluded Assets.

         1.36 "EWD INTELLECTUAL PROPERTY RIGHTS" shall mean all Intellectual Property Rights (as defined in Section 1.48 hereof) used by Seller or EWD in connection with the business of EWD (excluding the Ellison Mark, which is being licensed to Buyer pursuant to Section 8.16 hereof).

         1.37 "EWD INVENTORY" shall mean all raw materials and supplies, work in process, finished goods, packaging and other manufacturing supplies owned by Seller as of the Closing Date that is used in connection with the business of EWD and is classified as "inventory" in accordance with GAAP as applied in the preparation of the Financial Statements.

         1.38 "EWD PRODUCTS" shall have the meaning assigned to such term in
Section 10.1(a) hereof.

         1.39 "EXCLUDED ASSETS" shall mean (i) all monies or damages awarded by any court, arbitrator, or administrative body to EWD or Seller in connection with any litigation or proceeding with Vinyl Products, Inc. brought in connection with events occurring on or prior to the Closing Date,
(ii) all accounts receivable outstanding as of the Closing Date which are the subject of the litigation titled ELLISON WINDOWS & DOORS, INC. V. VINYL PRODUCTS, INC., TIMOTHY L. RICH, SEAN DORAN AND RICH EVANS, 99 CIV. 00689 (M.D.N.C.), (iii) the Reynolds Receivables, (iv) all tangible and intangible assets of Seller set forth on Schedule 1.39, and (v) all tangible and intangible assets of Seller used exclusively in its Specialty Manufacturing Division and Properties Division.

         1.40 "FINANCIAL STATEMENTS" shall mean, collectively, (i) the audited combined balance sheets of EWD and EES and related statements of earnings, retained earnings and cash flows at and for the fiscal years ended December 31, 1999 and December 31, 1998, (ii) the audited combined balance sheet of EWD and EES at December 31, 1997, and in the case of clauses (i) and
(ii), together with the reports thereon by KPMG, independent certified public accountants, (iii) the unaudited combined balance sheets of EWD and EES and related interim statements of earnings, retained earnings and cash flows at and for the fiscal year ended December 31, 1996, (iv) the unaudited combined statements of earnings, retained earnings and cash flows of EWD and EES for the year ended December 31, 1997, and (v) the unaudited combined balance sheet of EWD and EES and related interim statements of earnings, retained earnings and cash flows at and for the quarters ended March 31 and June 30, 2000. The term "Financial Statements" shall include all financial statements required to be delivered to Buyer pursuant to Sections 4.6(b) and 4.6(c) hereof.

         1.41 "FTC" means the United States Federal Trade Commission.

         1.42 "GAAP" shall mean United States generally accepted accounting principles, in effect from time to time, consistently applied.

         1.43 "HAZARDOUS MATERIAL" means any material, substance or compound which is, or the emission, discharge, transport, storage, treatment or release of which is, regulated under Environmental and Safety Laws, whether constituting a useful product or otherwise, including without limitation any pollutant, contaminant, waste, hazardous waste, hazardous substance, toxic substance, hazardous material, extremely hazardous material, asbestos, polychlorinated biphenyl, petroleum, or any refined product, fraction, byproduct or constituent thereof.

         1.44 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.45 "INDEMNIFIED LOSSES" shall have the meaning assigned to such term in Section 11.1 hereof.

         1.46 "INDEMNIFIED PARTY" shall have the meaning assigned to such term in Section 11.3(a) hereof.

         1.47 "INDEMNIFYING PARTY" shall have the meaning assigned to such term in Section 11.3(a) hereof.

         1.48 "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning assigned to such term in Section 4.32 hereof.

         1.49 "JE" shall mean John Ellison, Jr., the majority shareholder of Seller.

         1.50 "KNOWLEDGE OF SELLER" shall mean the actual knowledge, after due inquiry, of JE, Douglas Cross, Michael Cornwell, Keith Barnes, Erwin Hartl, Doug Harden, William Orr, Brenda Cathcart and Roy Hoffman.

         1.51 "LEASED REAL ESTATE" shall have the meaning assigned to such term in Section 1.5 hereof.

         1.52 "MANAGEMENT SUBSCRIPTION AGREEMENT" shall have the meaning assigned to such term in Section 6.16 hereof.

         1.53 "MATERIAL ADVERSE EFFECT" shall mean, individually or in the aggregate, a material adverse effect upon the business, operations, properties, assets, liabilities, prospects or financial condition of EES and EWD, taken as a whole.

         1.54 "NON-BREACHING PARTY" shall have the meaning assigned to such term in Section 9.1(b) hereof.

         1.55 "PERMITS" shall have the meaning assigned to such term in
Section 4.23 hereof.

         1.56 "POST-CLOSING RETURNS" shall have the meaning assigned to such term in Section 8.5(b) hereof.

         1.57 "PURCHASED ASSETS" shall mean the EWD Accounts Receivable, EWD Inventory, EWD Fixed Assets, EWD Intellectual Property Rights, EWD Books and Records, the Assumed Agreements, any and all monies or damages awarded by any court, arbitrator or administrative body to EWD or to Seller in connection with the business of EWD (other than those relating to any litigation or proceeding with Vinyl Products, Inc. brought in connection with events occurring on or prior to the Closing Date), Cash and Cash Equivalents of Seller and EES as of the Closing Date (after giving effect to the adjustments, distributions and uses described in Section 8.1(u) hereof), all amounts outstanding under the note payable relating to the intercompany indebtedness described on Schedule 1.58, all rights against third parties arising out of the EWD Business, all key man insurance policies relating to employees of EWD and all other assets used in or arising out of the conduct of business as currently conducted by EWD, but excluding the Excluded Assets.

         1.58     "PURCHASED SHARES" shall mean the EES Shares.

         1.59 "PURCHASE PRICE" shall have the meaning assigned to such term in Section 2.2 hereof.

         1.60 "REAL ESTATE" shall mean the real property described on
Schedule 4.16, together with the improvements thereon and the leasehold interests therein.

         1.61 "RELATED AGREEMENTS" means the agreements listed as exhibits to this Agreement.

         1.62 "RELEASE" means any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, migrating or presence of any Hazardous Material in the environment.

         1.63 "REYNOLDS" shall have the meaning assigned to such term in
Section 1.5 hereof.

         1.64 "REYNOLDS NOTE" shall have the meaning assigned to such term in
Section 1.5 hereof.

         1.65 "REYNOLDS PAYABLES" shall have the meaning assigned to such term in Section 1.5 hereof.

         1.66 "REYNOLDS REBATE" shall have the meaning assigned to such term in Section 1.5 hereof.

         1.67 "REYNOLDS RECEIVABLES" shall mean $2,912,527 of accounts receivable of the Seller as of October 4, 2000 related to the Reynolds Supply Agreement and sales to Exterior Systems, Inc.

         1.68 "REYNOLDS SUPPLY AGREEMENT" shall mean that certain Supply Agreement, dated as of February 18, 1998, entered into by and between Reynolds and Ellison Windows & Doors a Division of The Ellison Company, Inc., as amended from time to time.

         1.69 "SAFETY AND ENVIRONMENTAL PERMITS" shall have the meaning assigned to such term in Section 4.27 hereof.

         1.70 "SCHEDULES" shall mean the Schedules to this Agreement, as referred to herein, that have been delivered to the parties and initialed or otherwise signed by the parties to confirm their receipt thereof.

         1.71 "SERIES A PARENT COMMON STOCK" shall mean the Series A common stock, par value $.01 per share, of Holdings.

         1.72 "STRADDLE PERIOD" shall have the meaning assigned to such term in Section 8.5(b) hereof.

         1.73 "TAX RETURNS" means any return, report, statement, election, information return or other document (including any related or supporting information) filed or required to be filed with any governmental entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         1.74 "TAX" OR "TAXES" means taxes, charges, fees, imposts, levies, interest, penalties, fines, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, estimated, excise, property, real property, sales, use, turnover, environmental, gross receipts, ad valorem, transfer, gains, profits, inventory, capital stock, license, payroll, employment, unemployment, social security, workers' compensation, stamp, value added and franchise taxes, required deposits, deductions, withholdings and customs duties, imposed by any governmental entity, together with any obligations under Treas. Reg. ss. 1.1502-6 (or comparable provisions of state, local or foreign Tax law) or any agreement or arrangement with any Person with respect to the liability for, or sharing of, Taxes, and including any liability as a successor or transferee, by contact or otherwise, in respect of Taxes.

         1.75 "TRANSACTION DEADLINE DATE" means October 25, 2000.

         1.76 "TRANSFERRED AGREEMENTS" shall have the meaning assigned to such term in Section 1.5 hereof.

         1.77 "WEATHERLOK MARK" shall have the meaning assigned to such term in Section 1.5 hereof.

         1.78 "YEAR 2000 DATA" shall have the meaning assigned to such term in Section 4.39 hereof.

                ARTICLE 2. PURCHASE AND SALE OF ASSETS AND SHARES

         2.1 PURCHASED ASSETS AND PURCHASED SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell, convey, transfer and assign all of Seller's right, title and interest in and to the Purchased Assets and the Purchased Shares (other than those shares being purchased by Holdings) to Buyer or an entity designated by Buyer and
23.700817 of the Purchased Shares to Holdings (which 23.700817 Purchased Shares, the parties agree, have a value that is approximately equal to the value of the Series A Parent Common Stock transferred to Seller by Holdings on behalf of Buyer pursuant to Section 2.2(a) hereof) and Buyer hereby agrees, in accordance with Section 2.2(a) hereof, to purchase, or cause such entity to purchase, the Purchased Assets and the Purchased Shares. Holdings hereby directs Seller to deliver its portion of the Purchased Shares to Buyer. The parties to this Agreement acknowledge and agree that neither Buyer nor Holdings shall have any obligations under this Agreement if Buyer does not procure the consent of its lenders under the credit agreement described in item one of Schedule 5.4.




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

         2.2 PURCHASE PRICE. The purchase price for the Purchased Assets and the Purchased Shares shall be as set forth below (the "Purchase Price"):

                  (a) At the Closing, subject to Sections 2.2(c) and 2.2(d) hereof, Buyer shall deliver or cause to be delivered to Seller a payment equal to $125,466,259 less (i) one-half of the cost of the representation and warranty insurance policy described on Schedule 2.2(a) up to $206,250, less
(ii) the aggregate amount of all capitalized lease obligations of EWD and EES (other than the capitalized lease obligations in respect of the Equipment Lease Agreement dated April 30, 1998, with Crown Credit Company not exceeding $4,000) as of the Closing Date; PROVIDED, HOWEVER, that $22,278,767 of such payment shall be payable to Seller in the form of Series A Parent Common Stock (based on a value of $1.30 per share), which $22, 278,767 of Series A Parent Common Stock shall be payable to Seller by Holdings on behalf of Buyer in exchange for 23.700817 Purchased Shares that, the parties agree, has a value of $22, 278,767, and the remaining amount of such payment (other than the $5 million described in Section 2.2(c) hereof) shall be made in cash. In order to secure the Seller's obligations to indemnify Buyer, if so required, pursuant to Article 11 hereof, $7 million of the Purchase Price shall be held by the Escrow Agent, subject to the terms and conditions of, and for the period set forth in, an Escrow Agreement substantially in the form of Exhibit C hereto (the "Escrow Agreement"), with the remaining cash portion of the Purchase Price being paid by the Escrow Agent as set forth in the Escrow Agreement in the amounts set forth opposite such parties' names.

                  (b) The parties acknowledge and agree that in connection with the Contemplated Transactions, (i) Doug Cross, Mike Cornwell and Keith Barnes will purchase, in the aggregate, $5 million of Series A Parent Common Stock from Holdings pursuant to the terms of the Management Subscription Agreement, (ii) Seller will make deferred compensation payments and loans in the aggregate amount of $5 million to the above named persons so that they may purchase such common stock, and (iii) $5 million of the Purchase Price due to Seller shall be retained by Buyer in satisfaction of the obligations described in clause (i) above.

                  (c) In the event that, prior to December 31, 2000, Reynolds assumes and affirms its obligations pursuant to the terms of the Reynolds Supply Agreement, and such assumption and affirmation is approved by a final and nonappealable order of the Bankruptcy Court having jurisdiction over the bankruptcy proceeding filed by Exterior Systems, Inc. and related entities (the "Bankruptcy Proceeding"), promptly following such final order, Buyer shall cause Holdings to issue to Seller, as additional Purchase Price, $500,000 of Series A Parent Common Stock (based on a value of $1.30 per share), pursuant to the terms of a subscription agreement substantially similar to the Ellison Subscription Agreement. Seller shall use reasonable efforts to cause Reynolds to assume and affirm its obligations pursuant to the terms of the Reynolds Supply Agreement as described in the preceding sentence.

                  (d) In the event that, prior to December 31, 2000, Reynolds grants to Buyer, for a term ending no sooner than February 18, 2003, either
(i) an exclusive branding right reasonably acceptable to Buyer pursuant to which Buyer shall have the exclusive right to manufacture products described on Exhibit A to the Reynolds Supply Agreement branded with the Reynolds trademarks, tradenames and logos described in Section 1(c) of the Reynolds Supply Agreement, and such exclusive grant by Reynolds is approved by a final and nonappealable order of the Bankruptcy Court having jurisdiction over the Bankruptcy Proceeding or (ii) an exclusive right reasonably acceptable to Buyer pursuant to which Buyer shall have the exclusive right to supply vinyl windows and doors to the Reynolds branches as described in Annex B hereto, and such exclusive grant by Reynolds is approved by a final and nonappealable order of the Bankruptcy Court having jurisdiction over the Bankruptcy Proceeding, Buyer shall, promptly following either such final order, cause Holdings to issue to Seller, as additional Purchase Price, $250,000 of Series A Parent Common Stock (based on a value of $1.30 per share), pursuant to the terms of a subscription agreement substantially similar to the Ellison Subscription Agreement; PROVIDED, HOWEVER, that in no event shall any Parent Common Stock be issued under this Section 2(d) if Parent Common Stock is issued pursuant to Section 2(c).

                  (e) In the event that, prior to December 31, 2000, Reynolds does not assume and affirm its obligations pursuant to the terms of the Reynolds Supply Agreement as described in Section 2.2(c) hereof or Seller does not pay to Reynolds an amount equal to the Reynolds Payables, Seller shall promptly, but in any event within 5 business days, pay to Buyer an amount equal to the Reynolds Payables.

         2.3 ASSUMED LIABILITIES. Subject to Section 8.5(i) hereof, at the Closing, Buyer shall assume and agree to pay the Assumed Liabilities pursuant to the terms of the Assignment and Assumption Agreement.

         2.4 CLOSING BALANCE SHEET.

                  (a) As soon as practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare a combined balance sheet of EES and EWD as of the open of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP, including all normal year-end adjustments based on methodologies consistent with those used in connection with preparing the audited combined balance sheet of EES and EWD dated as of December 31, 1999. Buyer shall promptly deliver to Seller when available a copy of the Closing Balance Sheet.

                  (b) If Seller does not object to the Closing Balance Sheet within twenty (20) business days of receipt thereof, Seller shall be deemed to have accepted the Closing Balance Sheet as final.

                  (c) If Seller objects to the Closing Balance Sheet, Seller shall notify Buyer within twenty (20) business days following Seller's receipt thereof, setting forth in specific detail the basis for such objection and a proposal for any adjustments to the Closing Balance Sheet. Buyer and Seller shall seek in good faith to reach agreement as to any such proposed adjustment, or that no such adjustment is necessary, within thirty
(30) days following Buyer's receipt of notice of Seller's objection. If agreement is reached in writing within such period as to all proposed further adjustments, or that no adjustments are necessary, the parties shall make such adjustments, if any, and the Closing Balance Sheet shall be deemed to be final. If Buyer and Seller are unable to reach agreement within thirty (30) days following Buyer's receipt of notice of Seller's objection, then Deloitte & Touche in Charlotte, North Carolina, or any other mutually agreed upon office of Deloitte & Touche or other accounting firm (the "Third Party Accounting Firm"), shall be engaged to review the proposed Closing Balance Sheet, and shall make a determination as to the resolution of any adjustments necessary to cause the Closing Balance Sheet to have been properly prepared in accordance with this Agreement. All such resolutions shall relate only to such matters as are still in dispute and shall represent either agreement with the position taken by Buyer or Seller or a compromise between such positions. The determination of the Third Party Accounting Firm shall be delivered as soon as practicable following selection of the Third Party Accounting Firm and shall be final, conclusive and binding upon Buyer and Seller. The non-prevailing party shall pay the fees and expenses of the Third Party Accounting Firm; provided, that in the event of a compromise between the positions of the parties, such fees and expenses shall be prorated based on the relative success of the parties in prevailing on their positions.

                  (d) Seller and accountants and representatives designated by Seller (which shall not, in any event, be employees of EES or EWD) shall be permitted full access to examine the books and records of EES and EWD upon their reasonable request in connection with their review of the Closing Balance Sheet, at such reasonable times and in a reasonable manner mutually acceptable to Buyer and Seller during the twenty (20) business day period following delivery by Buyer to Seller of the Closing Balance Sheet.

         2.5 ALLOCATION OF PURCHASE PRICE. Unless otherwise required by applicable law: (i) forty-seven million dollars ($47,000,000) of the total Purchase Price shall be allocated to the Purchased Shares in accordance with Sections 2.1 and 2.2(a) hereof and (ii) the balance shall be allocated among the Purchased Assets as shall be agreed to between the parties as soon as practicable following the Closing and which allocation among the Purchased Assets shall be in accordance with Section 1060 of the Code and the regulations promulgated thereunder and all applicable provisions of state, local and foreign law. Unless required by applicable law, no party hereto will, and each party will cause its respective Affiliates not to, take a position on any federal, state, local or foreign Tax Return (including any Asset Acquisition Statement required by Code Section 1060 (Form 8594 (or any successor form)) filed in connection therewith), before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the purchase price allocation set forth in this Section 2.5. Schedule 2.5 sets forth Buyer's good faith estimate of the allocation of the Purchase Price with respect to the Purchased Assets to plant, property and equipment of EWD based on information available as of December 31, 1999.

         2.6 DELIVERY OF PURCHASED ASSETS AND PURCHASED SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer, free and clear of all claims, pledges, security interests, liens, charges and all other encumbrances of any kind (collectively, "Encumbrances"), (i) the Purchased Assets, and (ii) a stock certificate representing the Purchased Shares in negotiable form for valid transfer, duly endorsed in blank or with separate executed stock transfer powers attached.

         2.7 ASSIGNMENT OF CONTRACTS AND RIGHTS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder. Seller shall cooperate with Buyer in obtaining the benefits of such claims, contracts, licenses, leases, commitments, sales orders or purchase orders.

         2.8 FURTHER DOCUMENTS AND STATEMENTS. Seller hereby agrees to execute and deliver, without further consideration, such documents and instruments in addition to those provided for herein as may be reasonably requested by Buyer to effectuate the provisions hereof, whether at or after the Closing, including but not limited to such confirmatory conveyances and assignments as may be reasonably requested.

                               ARTICLE 3. CLOSING

         3.1 SIMULTANEOUS ACTIONS. All actions to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

         3.2 CLOSING TRANSACTIONS. At the Closing, subject to all of the terms and conditions of this Agreement:

                  (a) Seller and Buyer will execute and deliver the Assignment and Assumption Agreement;

                  (b) Seller will execute and deliver to Buyer the Bill of Sale and Assignment and any other documents of transfer reasonably requested by Buyer with respect to the Purchased Assets;

                  (c) Seller, Buyer and the Escrow Agent will execute and deliver the Escrow Agreement;

                  (d) Seller and Holdings will execute and deliver the Ellison Subscription Agreement and consummate the transactions contemplated thereby;

                  (e) Doug Cross, Mike Cornwell, Keith Barnes and Holdings will execute and deliver the Management Subscription Agreement and consummate the transactions contemplated thereby;

                  (f) Doug Cross, Mike Cornwell, Keith Barnes and Holdings will execute and deliver the Buy/Sell Agreements;

                  (g) Doug Cross, Mike Cornwell, Erwin Hartl, Keith Barnes and Buyer will execute and deliver the Employment Agreements;

                  (h) Seller will deliver or make available to Buyer the EWD Books and Records and the EES Books and Records, provided, that in the case of financial books and records that contain information relating to both the Excluded Assets and the Purchased Assets, Seller may provide Buyer with copies of such books and records from which information relating solely to the Excluded Assets has been deleted so long as such deletion does not result in such books and records not being complete and correct as to information relating to EWD and Seller need not provide consolidated financial information of Seller;

                  (i) The certificates, documents and opinions of counsel required by Articles 2, 6 and 7 hereof will be delivered;

                  (j) Buyer will transfer the Purchase Price in accordance with and subject to Article 2 hereof and the terms and conditions of the Ellison Subscription Agreement; and

                  (k) The parties shall take such other action as may be necessary or appropriate to consummate the Contemplated Transactions.

               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and EES is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Complete and accurate copies of (i) the Articles of Incorporation of Seller and all amendments thereto, certified by the Secretary of State of the State of North Carolina, (ii) the By-Laws of Seller and all amendments thereto, certified by Seller's Secretary, (iii) the Certificate of Incorporation of EES and all amendments thereto, certified by the Secretary of State of the State of Delaware, and
(iv) the By-Laws of EES and all amendments thereto, certified by EES's Secretary, have been delivered to Buyer. Each of Seller and EES has full power and authority to own, lease and operate its properties and assets (including the Purchased Assets) and to carry on its business as presently conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of properties owned or leased by it or the nature of its business requires such qualification, which jurisdictions are set forth on Schedule 4.1, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

         4.2 DUE AUTHORIZATION; BINDING OBLIGATION.

                  (a) Seller has all requisite corporate power and authority to enter into and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and has duly authorized the execution, delivery and performance of this Agreement and the Related Agreements by all necessary corporate action.

                  (b) This Agreement and the Related Agreements have been duly and validly authorized, executed and delivered by Seller and constitute Seller's legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforceability is limited by (i) principles of equity that may restrict the availability of specific performance and other equitable remedies (whether such enforceability is considered in a proceeding in equity or at law) and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws applicable to creditors' rights generally.

         4.3 EQUITY OWNED BY EES. EES, directly or indirectly, owns no equity interest in any corporation and has no interest in any partnership, limited liability company, joint venture or other legal entity.

         4.4 GOVERNMENTAL APPROVALS AND NOTICES. Except for the requirements of the HSR Act and as set forth on Schedule 4.4 or 4.5, the execution, delivery and performance of this Agreement and the Related Agreements by Seller, and consummation of the Contemplated Transactions are not subject to the jurisdiction, approval, notification of or consent of any governmental, regulatory or administrative agency or other third party.

         4.5 APPROVALS AND NOTICES REQUIRED; CONFLICT WITH OTHER INSTRUMENTS. Except as described on Schedule 4.5, the execution, delivery and performance of this Agreement and the Related Agreements by Seller and consummation of the Contemplated Transactions will not (a) violate (with or without the giving of notice or the lapse of time or both) or require any consent or approval, filing or notice under and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of either of the

Companies under, their respective Articles or Certificate of Incorporation or Bylaws or under any indenture, mortgage, deed of trust, lease, license agreement, contract, instrument or other agreement, or any law, statute, order, judgment or decree, to which either of the Companies is a party or by which either of them or any of the Purchased Assets or EES's assets is subject or bound or (b) result in the creation of any Encumbrance upon any of the Purchased Assets, EES's assets or the Purchased Shares.

         4.6 FINANCIAL CONDITION.

                  (a) The audited Financial Statements, correct and complete copies of which are attached hereto as Schedule 4.6(a), were prepared in accordance with GAAP applied on a consistent basis, except as may be indicated in the notes thereto, and present fairly the financial position, results of operations, retained earnings and cash flows of EWD and EES on a combined basis as of December 31, 1999 and 1998, and for the years then ended, and the financial position of EWD and EES on a combined basis as of December 31, 1997.

                  (b) The unaudited Financial Statements, correct and complete copies of which are attached hereto as Schedule 4.6(b), were prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the audited Financial Statements and present fairly (i) the financial condition, results of operations, retained earnings and cash flows of EWD and EES on a combined basis as of December 31, 1996 and for the year then ended, (ii) the results of operations, retained earnings and cash flows of EWD and EES on a combined basis for the year ended December 31, 1997, (iii) the financial condition, results of operations, retained earnings and cash flows of EWD and EES on a combined basis as of and for the quarters ended March 31, 2000 and June 30, 2000, and (iv) the financial condition, results of operations, retained earnings and cash flows of EWD and EES on a combined basis as of and for the months ended July and August, 2000; provided however, that Seller used its best efforts to ensure that the accruals set forth in the unaudited balance sheets described above are based on reasonable estimates. The unaudited balance sheets and related statements described in clauses (iii) and (iv) of this Section 4.6(b) have been prepared in a manner consistent with those statements to be furnished to Buyer pursuant to Section 4.6(c) below.

                  (c) Within twenty-five (25) days following the end of each month, Seller shall deliver to Buyer correct and complete copies of the unaudited combined balance sheet of EWD and EES as of the end of each month ending subsequent to the date hereof and prior to the Closing Date and the related statements of earnings, retained earnings and cash flows for each month then ended. The unaudited Financial Statements furnished to Buyer after the date hereof pursuant to this Section 4.6(c) will be (i) prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the audited Financial Statements except for the lack of footnotes and other presentation items and except that there will be no physical inventory count or updating of depreciation or accruals for vacation pay, medical claims and similar items, and

(ii) subject to the foregoing, will present fairly the financial condition, results of operations and cash flows of EWD and EES on a combined basis as of and for the month then ended.

                  (d) All inventory of EWD and all inventory of EES as set forth in the Financial Statements consisted of, and all such inventory as of the Closing Date as set forth on the Closing Balance Sheet will consist of, raw materials, supplies, work-in-process, goods in transit and finished goods of a quality and quantity usable or salable in the ordinary course of business of EWD and EES. The value at which inventories were reflected in the Financial Statements was the lower of cost or market value adjusted to conform to FIFO inventory valuation principles, all in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year.

                  (e) All accounts receivable of EWD (other than the accounts receivable outstanding as of the Closing Date which are the subject of the litigation titled ELLISON WINDOWS & DOORS, INC. V. VINYL PRODUCTS, INC., TIMOTHY L. RICH, SEAN DURAN AND RICH EVANS, 99 CIV. 00689 (M.D.N.C.) and the Reynolds Receivables) and all accounts receivable of EES as set forth in the Financial Statements are, and all such accounts receivable which arise between the date hereof and the Closing Date will be, genuine, valid, binding and subsisting, having arisen or arising out of bona fide sales and deliveries of products or the performance of services in the ordinary course of business consistent with past practice and are collectible in the ordinary course of business, subject to no defenses, counterclaims or set-offs (other than in the ordinary course), but subject to allowances and accruals for bad debt as reflected in the Financial Statements and the Closing Balance Sheet. Such allowances and accruals are in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year.

                  (f) Neither EWD nor EES has any indebtedness or capitalized lease obligations other than as described on Schedule 4.6(f).

         4.7 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 4.7 or as reflected in the audited Financial Statements as of and for the year ended December 31, 1999, since January 1, 1999, EWD (or Seller on behalf of
EWD) and EES have each conducted its business only in the ordinary course consistent with past practice, without extraordinary or unusual transactions, and neither has:

                  (a) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any portion of its assets;

                  (b) suffered any change, event or condition that individually or in the aggregate has had (or could reasonably be expected to have) a Material Adverse Effect;

                  (c) sold, assigned or transferred any Intellectual Property Rights;

                  (d) suffered any damage, destruction or loss (whether or not covered by insurance) which, in the aggregate, exceed $50,000;

                  (e) issued, sold or transferred any capital stock of EES or other equity securities, securities convertible into capital stock of EES or other equity securities or warrants, options or other rights to acquire capital stock of EES or other equity securities, or any bond or debt securities of EES;

                  (f) made any declaration, setting aside or payment of any dividend, or any distribution in respect of capital stock of EES, or any redemption, purchase or other acquisition of any capital stock of EES;

                  (g) increased or changed the terms of the compensation or benefits payable or to become payable to any of its officers, directors, employees or agents, except increases in the ordinary course of business;

                  (h) except for purchase orders or sales contracts issued or entered into in the ordinary course of business, borrowed any amount or incurred any obligations or liabilities of any kind, absolute, contingent or otherwise, whether due or to become due, which, in the aggregate, exceed $25,000 in value;

                  (i) made any unfunded or committed to make any unfunded capital expenditures in excess of $50,000;

                  (j) made any change in the terms of any bonus, insurance, pension or other benefit plan for or with any of its officers, directors, employees or agents which increases amounts paid, payable or to become payable thereunder, other than in the ordinary course of business;

                  (k) entered into any employment or collective bargaining agreement with any individual, representative, labor organization and/or union;

                  (l) received any written complaints or concerns which relate to its labor relations;

                  (m) disposed of any assets, other than the disposal of inventory in the ordinary course of business, which, in the aggregate, exceed $50,000 in value;

                  (n) written down, written off, compromised or taken any steps to accelerate collection of, any of its accounts receivable;

                  (o) except for purchase orders and sales contracts issued or entered into in the ordinary course of business, entered into any contracts, leases or license agreements which, in the aggregate, exceed $25,000 in value;

                  (p) engaged in, or agreed to engage in, any transaction with any Affiliate;

                  (q) made any change in its accounting procedures or practices;

                  (r) made any unreasonable changes from its past practice with respect to its credit criteria or failed to make any appropriate changes to its allowance for doubtful accounts in the event its credit criteria was reasonably changed;

                  (s) engaged in, or agreed to engage in, any other transactions, except in the ordinary course of business, which, in the aggregate, exceed $100,000 in value;

                  (t) deferred payment of, or except in the ordinary course of business, compromised or adjusted any account payable or other liability or obligation; or

                  (u) since April 28, 2000, caused any "employment loss," as such term is defined in the Worker Adjustment and Retraining Notification Act.

         4.8 TITLE. Except as set forth on Schedule 4.8, Seller has, and as of the Closing Date will have and will convey and transfer to Buyer, good and marketable title to the Purchased Assets and the Purchased Shares, free and clear of all Encumbrances, and EES has, and as of the Closing Date will have good and marketable title to its assets, including without limitation the EES Fixed Assets, free and clear of all Encumbrances.

         4.9 OUTSTANDING CAPITAL STOCK. EES is authorized to issue 1,000 shares of common stock, par value $.01 per share, of which only the EES Shares are issued and outstanding. The EES Shares are owned beneficially and of record by Seller, free and clear of all Encumbrances, and Seller has full legal power and capacity and all authorization required by law to transfer and deliver the EES Shares in accordance with this Agreement. None of the EES Shares is, or at the Closing will be, subject to restrictions on the transfer thereof, except for restrictions imposed by applicable Federal and state securities laws. The EES Shares were duly authorized and validly issued and are fully paid, nonassessable and free of all preemptive and other rights. None of the EES Shares was issued in violation of any preemptive or other right. None of the Companies are, and, at the Closing, they will not be, a party to or bound by any contract or agreement which grants to any person or entity an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of capital stock or other securities of EES whether or not presently issued and outstanding.

         4.10 OUTSTANDING OPTIONS OR OTHER RIGHTS. There is no outstanding right, subscription, warrant, call, option, or other agreement of any kind to issue, purchase or otherwise to receive from EES or Seller any of the outstanding, the authorized but unissued, the unauthorized or the treasury shares of the capital stock or any other security of EES, and there is no outstanding security of any kind convertible or exchangeable into capital stock of EES.

         4.11 BUSINESS OF EWD AND EES. Except for the Excluded Assets, the Purchased Assets include all assets necessary, and EWD does not need to rely on any asset or service of Seller, to conduct the business of EWD in the manner such business was conducted by Seller prior to the date hereof. Except for the Excluded Assets, EES owns, and will own as of the Closing Date, all assets necessary, and does not need to rely on any asset or service of Seller other than the Purchased Assets, to conduct its business in the manner such business was conducted prior to the date hereof.

         4.12 "FOREIGN PERSON". The Seller is not a "foreign person" within the meaning of Code Section 1445(f)(3) and Treasury Regulation Section 1.1445-2(b)(2)(i).

         4.13 FIXED ASSETS. The EWD Fixed Assets and the EES Fixed Assets are, and as of the Closing Date will be, in good operating condition and repair and capable of continued operation in accordance with applicable permits, ordinary wear and tear excepted, subject to routine maintenance and repair in accordance with past practice. The capital expenditures shown on the Financial Statements have been spent in respect of the EWD Fixed Assets and the EES Fixed Assets.

         4.14 BOOKS AND RECORDS. The EWD Books and Records and the EES Books and Records have been maintained in the ordinary course of business and reflect bona fide transactions.

         4.15 REAL ESTATE.

                  (a) Except as set forth on Schedule 4.15, JE has good and marketable title to the Real Estate located at The Welcome Business Center in Welcome, North Carolina, and Seller has a valid and subsisting leasehold interest in and to the Leased Real Estate, free and clear of any Encumbrance, except for installments of special assessments not yet delinquent, recorded easements, covenants and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character that do not, individually or in the aggregate, affect materially and adversely the current use, occupancy, value or marketability of title of the Real Estate.

                  (b) There are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings, lawsuits or administrative actions relating to the Real Estate or other matters affecting materially and adversely the current use, occupancy or value thereof, or, to the Knowledge of the Seller, any basis therefor.

                  (c) The buildings and improvements are located within the boundary lines of the Real Estate, are not in violation of applicable setback requirements, zoning laws, and ordinances and do not encroach on any easement, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller.

                  (d) All plants, facilities and structures used in the operation of the business of EWD and/or EES are suitable for the purposes used, are adequate and sufficient for all current operations of their respective businesses and, subject to ordinary wear and tear, are in good operating condition and repair, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller.

                  (e) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties other than the Companies the right of use or occupancy of any portion of the Real Estate, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller.

                  (f) There are no outstanding options or rights of first refusal to purchase the Real Estate or any portion thereof or interest therein, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller.

                  (g) There are no parties other than the Companies in possession of the Real Estate, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller.

                  (h) Ingress and egress to and from The Welcome Business Center in which certain Real Estate is located and, to the Knowledge of Seller, to and from the property on which the Leased Real Estate is located, are provided over and across publicly dedicated paved streets, which are maintained by the local municipality and, to the Knowledge of Seller, there are no proposals to change such access roads adjoining or abutting the Real Estate or to change the grade of such access roads.

                  (i) Except as set forth on Schedule 4.15, the Real Estate is serviced by adequate water, sewer and utility service in connection with the current and anticipated use thereof, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller.

                  (j) The Real Estate and the improvements erected thereon are currently located in an area whose zoning classification permits the development, use and operation of the Real Estate as currently used without special exception or permit, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller, and neither Seller nor EES has received any notice of any proceeding to change adversely or down-zone the existing zoning classification as to any portion of the Real Estate.

                  (k) Seller has delivered to Buyer copies of all certificates of occupancy with respect to the Real Estate located at The Welcome Business Center in Welcome, North Carolina.

                  (l) The improvements to the Real Estate have been constructed in accordance with, and comply with, all requirements of all applicable laws, ordinances, regulations and orders, including without limitation applicable zoning, building and fire safety codes and all restrictive covenants, if any, and other easements, encumbrances or agreements affecting title to the Real Estate, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller, and no written outstanding notices of violation of any law, regulation, ordinance, order or requirement has been received by the Seller or EES or their respective Affiliates. No portion of the Real Estate is a designated historic property or subject to any laws, ordinances, regulations or orders which, in the event of total or partial casualty, would prevent the reconstruction of the improvements to the Real Estate or the restoration of the current use of such improvements at the time of such casualty as a matter of right without special exception or permit, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller

         4.16 LEASES AND FACILITIES. Schedule 4.16 hereto sets forth a true, correct and complete list of all real property owned or used by EWD or EES in the operation of their respective businesses, together with a list of each lease, sublease, license or any other instrument under which Seller, EWD and/or EES claims or holds a leasehold or other interest or right to the use thereof, and with respect to the leases, subleases, licenses and other instruments on Schedule 4.16, identifying which of those leases, subleases, licenses or other instruments, if any, require that a consent be obtained (from any lessors, guarantors or any other third parties) before a valid transfer of such leases, subleases, licenses or other instruments may be obtained, and identifying in each instance the party which is required to grant consent thereto, the location of the premises, the date and term of the agreement, the amount of the monthly rent and any additional material terms thereof. Such leases, subleases, licenses and other agreements are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, and there is no default or event which with the giving of notice or passage of time, or both, would result in a default under such agreement. All of the facilities set forth on Schedule 4.16 had, and have, all permits or other authorizations required for their construction and operation, and are equipped in conformity with all laws and governmental regulations and authorizations applicable to EWD and EES and to their respective businesses, and all such permits are validly issued, in good standing and in full force and effect, except that with respect to the Leased Real Estate the foregoing is to the Knowledge of Seller, and, except as set forth on Schedule 4.23, all such permits will transfer to Buyer as part of the Contemplated Transactions with no further authorization or consent. Prior to the date hereof, Seller has delivered to Buyer true, correct and complete copies of all of the leases, subleases, licenses and other instruments set forth on Schedule 4.16 and any related agreements. The Seller and/or EES has paid in full or accrued all amounts due, and has satisfied in full or accrued all liabilities due and payable under such leases, subleases, licenses and other agreements. Neither the Seller nor EES is, and as of the Closing Date neither will be, in default under any of such leases, subleases, licenses or other agreements, nor to the Knowledge of Seller, is any other party in default thereunder, and no facts or circumstances have occurred which, with the giving of notice or the passage of time or both, would constitute a default under any of such leases, subleases, licenses or other agreements.

         4.17     TAX MATTERS.

                  (a) Each of Seller and EES has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it with all governmental entities, including, without limitation, all Tax Returns due on a quarterly basis, and all such Tax Returns which have been filed are accurate and complete in all material respects and were prepared in accordance with applicable law. Except as set forth on Schedule 4.17(a), no extension of time within which to file any Tax Return which has not been filed has been requested by Seller or EES.

                  (b) Each of the Seller and EES has timely paid (or there has been timely paid on its behalf) all Taxes required to be paid, withheld, or deducted, or for which the Seller or EES is liable, whether or not such Taxes are shown (or required to be shown) on a Tax Return, including, without limitation, all quarterly or estimated payments and deposits. The Financial Statements reflect an adequate accrual or reserve (without regard to deferred Tax assets and liabilities) for all Taxes not yet due and payable.

                  (c) The Seller has delivered to, or made available for inspection by, the Buyer true, correct and complete copies of all Tax Returns, audit and examination reports, and statements of deficiencies filed by, assessed against or agreed to by either Seller or EES for all periods and will deliver to, or make available for inspection by (including providing notice to Buyer of Seller's receipt thereof), Buyer any such documents received on or before the Closing Date immediately upon receipt. Except as set forth on Schedule 4.17(c), neither Seller nor EES has received written notice of any deficiencies for any Taxes asserted or assessed against the Seller or EES that remain unpaid. Except as set forth on Schedule 4.17(c), neither the Seller nor EES has received any written notice that the Tax Returns of the Seller or EES are currently being or may be audited or examined by the Internal Revenue Service or any other state, local or foreign governmental authority. Except as set forth on Schedule 4.17(c), no examinations, actions, suits or proceedings with respect to Taxes are pending or threatened against the Seller or EES. Neither the Seller nor EES has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (d) Neither the Seller nor EES has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise and neither the Seller nor EES has proposed such adjustment or received written notice that the Internal Revenue Service or another taxing authority has proposed such adjustment. Neither the Seller nor EES has received written notice of a claim made by any Taxing authority in a jurisdiction where the Seller or EES, as the case may be, does not file Tax Returns that the Seller or EES is or may be subject to Tax in such jurisdiction. Except as set forth on Schedule 4.17(d), neither Seller nor EES has been a member of an "affiliated group" within the meaning of Code Section 1504(a)(1) (or affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes) other than the affiliated group which currently consists of only Seller and EES, nor has the Seller or EES elected or been required to join in any consolidated, combined, unitary or similar group with respect to Federal, state, local or foreign Tax filings. EES has not made any payments, is not obligated to make any payments, and is not a party to any agreement that would reasonably be expected to obligate it to make any payments that will not be deductible by reason of Section 280G of the Code. There are no Tax rulings, requests for rulings or closing agreements with any Tax authority with respect to Seller or EES. EES has no deferred income reportable for a current tax period (or portion thereof) or a period (or portion thereof) beginning after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period (or portion thereof) ending on or prior to the Closing Date. Except as shown on Schedule 4.17(d), none of the presently outstanding debt of the Seller or EES is "corporate acquisition indebtedness" within the meaning of
Section 279(b) of the Code. Each of the Seller and EES has disclosed on its federal income Tax Returns all positions taken therein which would reasonably be expected to result in any "substantial understatement of federal income tax" within the meaning of Section 6662 of the Code.

                  (e) Neither Seller nor EES (i) is, or has ever been, a party to, bound by or subject to any Tax allocation or Tax sharing agreement (or similar agreement), (ii) has any current or potential contractual obligation to indemnify any other person with respect to Taxes, or (iii) is a party to any joint venture, partnership, contract or other arrangement which is treated (or could be treated) as a partnership for U.S. federal income Tax purposes (other than real estate partnerships entered into by Seller through its Properties Division, none of which is included in the Contemplated Transactions). Schedule 4.17(e) sets forth a list of states, territories and jurisdictions (whether foreign or domestic) in which EES and Seller with respect to EWD are required to file Tax Returns, including, without limitation, sales tax returns. There are no liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of EES or Seller. EES has not disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code pursuant to which income would be includable by EES after the Closing Date. No power of attorney with respect to any matter relating to Taxes of EES will be in effect after the Closing Date. Seller is not a "foreign person" within the meaning of Code Section 1445(f)(3) and Treasury Regulation Section 1.1445-2(b) (2) (i). Except as set forth on Schedule 4.17(e), none of the assets of EES or the Purchased Assets is or could be treated as (i) an equity interest in a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), (ii) an interest in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes), or (iii) any interest in an entity (e.g., a corporation or a trust) for U.S. federal income tax purposes. Neither Seller nor EES has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of neither Seller nor EES has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. There are no outstanding options, warrants, securities convertible into stock, or other contractual obligations that might be treated for U.S. federal income tax purposes as stock or another equity interest in EES. Effective December 1, 1990, Seller with the requisite consent of its stockholders, validly elected to be treated as an S corporation under Section 1362 of the Code (or its predecessor Code provision) and under the corresponding provisions of applicable state and local laws where it is required to file Tax Returns, which election, except as set forth on Schedule 4.17(e), was effective for each year of the existence of Seller (and any predecessor thereof). Seller has provided to Buyer evidence of the approval of such election by the Internal Revenue Service. Seller's election to be treated as an S corporation has never been terminated or revoked, is currently in effect and will continue to be in effect through the Closing Date. Seller's liability for Taxes under Section 1374 of the Code in connection with any sale, transfer or exchange of any of its assets (including, without limitation, in connection with any transaction contemplated hereby) is, or will be after the Contemplated Transactions, less than $500,000. Except as set forth on Schedule 4.17(c), since September 30, 1999, neither Seller nor EES has (A) changed any practice with respect to Taxes, (B) made, changed or revoked any Tax election or (C) settled or compromised any Tax liability. There are no (without regard to the Contemplated Transactions), and have not been any, limitations on the ability of EES to use any net operating loss carryovers that were claimed on any Tax Returns or claim otherwise deductible amounts (including, without limitation, under Sections 382, 383 and 384 or other applicable provisions of the Code or the Treasury regulations thereunder).

                  (f) EES is not and has not ever been required to pay or collect, and has no liability for, sales tax, use tax or other transaction tax on transactions between EES and Seller.

         4.18 EMPLOYMENT AGREEMENTS; EMPLOYEE HANDBOOKS. Except as set forth on Schedule 4.18, the Companies have no written or oral employment, consulting or similar agreements or commitments with employees assigned to EWD and/or employees of EES. Seller has delivered to Buyer copies of the employee handbook applicable to employees of EWD and EES.

         4.19 EMPLOYMENT MATTERS. There are no collective bargaining agreements covering any employees of the Companies, nor do the Companies have a duty to bargain with any labor organization. Except as set forth on
Schedule 4.19, there are no controversies pending, or to the Knowledge of Seller, threatened against the Companies involving their respective employees, former employees, job applicants, or any association or group of such persons, and neither of the Companies has acted, or failed to act, in a manner that would provide a reasonable basis for such a controversy. Each of the Companies has complied with all laws applicable to them relating to employment, including, without limitation, any provisions relating to wages, hours, collective bargaining and the payment of social security and similar taxes, except for failures to so comply that would not, individually or in the aggregate, result in an economic cost of $75,000 or more. To the Knowledge of Seller, except as set forth on Schedule 4.19, there are no activities or proceedings of any labor union (or representatives thereof) to organize any employees of the Companies. Neither of the Companies has experienced or, to the knowledge of Seller, been threatened with any work stoppage. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Companies.

         4.20     EMPLOYEE BENEFIT PLANS.

                  (a) Except as listed and described on Schedule 4.20, with respect to employees of the Companies or any trade or business required to be aggregated with either of them under subsections (b), (c) or (m) of section 414 of the Internal Revenue Code ("ERISA Affiliates"), neither of EWD or EES nor any ERISA Affiliate maintains or is obligated to contribute to (i) any "employee pension benefit plans" (the "Pension Plans"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), (ii) any "employee welfare benefit plans" (the "Welfare Plans"), as such term is defined in Section 3(1) of ERISA or (iii) any other bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, educational assistance, vacation, sick pay, holiday pay or profit-sharing plan, program, agreement or arrangement (other than arrangements involving the payment of regular wages) for the benefit of any current or former employee, director or independent contractor of either of the Companies or any ERISA Affiliate (the "Non-ERISA Plans"). The Pension Plans, the Non-ERISA Plans, and the Welfare Plans are collectively referred to as the "Plans." Each of the Pension Plans on
Schedule 4.20 that are intended to be qualified under Internal Revenue Code section 401(a) has received a favorable determination letter from the IRS that it is so qualified and that the related trusts are exempt from tax under section 501(a) of the Code, and Seller is not aware of any fact or circumstance that would jeopardize the qualification of such Pension Plans. Except for amendments with respect to which the remedial amendment period under section 401(b) of the Code has not expired, the Plans comply in form and in operation with the requirements of the Internal Revenue Code, ERISA and any other applicable laws, except for failures to so comply that would not, individually or in the aggregate, result in an economic cost of $50,000 or more. Neither of the Companies has any formal plan or commitment to create any additional Plan or modify or change any existing Plan that would result in a material increase in the cost of such Plan to either of the Companies. None of the Pension Plans is subject to section 302 of ERISA, section 412 of the Code, or Title IV of ERISA, nor has either of the Companies or any ERISA Affiliate maintained or contributed to any such Plan. None of the Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA, nor has either of the Companies or any ERISA Affiliate been required to contribute to or had any obligation with respect to any such Plan within the five-year period ending on the Closing Date. Except for any Pension Plan, none of the benefits under any of the Plans is funded through a trust.

                  (b) With respect to each of the Plans, (i) the cost of any benefit arising prior to the Closing Date has been, or will be as of the Closing Date, paid or properly accrued by Buyer on the EWD Books and Records or the EES Books and Records, (ii) there are no actions, suits or claims pending or, to the Knowledge of the Seller, threatened, other than routine claims for benefits, and (iii) there have been no "prohibited transactions"(as that term is defined in Section 406 of ERISA or Section 4975 of the Code) that could result in liabilities in excess of $50,000 to either EWD or EES.

                  (c) With respect to each Plan, Seller has furnished or made available to Buyer true, accurate and complete copies of (i) the most recent determination letter received from the IRS regarding any Plan; (ii) the three most recent Forms 5500 and financial statements for the Plans; (iii) a copy of each Plan (including all amendments thereto); (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan; (v) if the Plan is funded through a trust or any third party funding vehicle, such as an insurance contract, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to the Plans with respect to which either of the Companies may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) a copy of all material documents and correspondence relating to the Plans received from or provided to the Department of Labor or the IRS during the past three (3) years and any applicable tax determination letters.

                  (d) Neither of the Companies and, to the Knowledge of the Seller, none of their respective directors, officers, employees or any "fiduciary," as such term is defined in section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans that would subject Buyer, EWD or EES to liabilities in excess of $50,000.

                  (e) Except as set forth on Schedule 4.20, no employee of either of the Companies will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan as a result of the Contemplated Transactions.

                  (f) The Companies have properly classified individuals providing services to either of EWD or EES as employees or non-employees, except to the extent that misclassifications would not result in liabilities to Buyer in excess of $50,000. Schedule 4.20 lists all persons who have provided services to the Companies for more than 500 hours in any 12-month period during the three-year period ending on the Closing Date in any capacity other than as a common-law employee.

                  (g) Except as described on Schedule 4.20, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees upon retirement or other termination of service

(other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under a Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the respective books of EWD and EES, or
(iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary)). The list of Plans on Schedule 4.20 discloses whether each Welfare Plan is insured. No Plan is subject to laws of a country or jurisdiction other than the United States.

         4.21 NON-COMPETITION AGREEMENTS. Except as set forth on Schedule 4.21, neither EES nor Seller is a party to any agreement or other commitment imposing any restriction on the manner or in the geographic location in which it conducts or may conduct its business or uses or may use its properties or assets in competition with any third party.

         4.22 BANK ACCOUNTS AND DIRECTORS AND OFFICERS. Schedule 4.22 contains a true and complete list of the name and location of each bank in which EES has an account, each safety deposit box or custody agreement and the names of the persons authorized to draw thereon or to withdraw therefrom.
Schedule 4.22 also sets forth the names of all directors and officers of EES.

         4.23 LICENSES AND PERMITS. The Companies have all necessary licenses, permits, consents, authorizations and approvals from all appropriate governmental or quasi-governmental authorities required for the operation of the businesses of EWD and EES and the use and operation of the Real Estate and all such licenses, permits, consents, authorizations and approvals are listed on Schedule 4.23 (the "Permits"). The Permits are validly issued, in good standing and in full force and effect.

         4.24 LEGAL PROCEEDINGS. Except as set forth on Schedule 4.24, (a) there is no litigation, arbitration or other proceeding or governmental investigation pending or, to the Knowledge of Seller, threatened against the Companies, the Purchased Assets, the assets of EES, including, without limitation, the EES Fixed Assets, the Purchased Shares, or the Contemplated Transactions, and, to the Knowledge of Seller, there is no basis for any such action; (b) there are no actions pending or, to the Knowledge of Seller, threatened by any governmental or quasi-governmental agency with respect to compliance by the Companies with applicable laws, ordinances or regulations and, to the Knowledge of Seller, there is no basis for any such action; and
(c) to the Knowledge of Seller, there is no outstanding execution, order, writ, injunction, judgment or decree of any court, government or governmental agency against the Companies, the Purchased Assets, the assets of EES, including, without limitation, the EES Fixed Assets, or the Purchased Shares or to which the Companies, the Purchased Assets, the assets of EES, including without limitation, the EES Fixed Assets, or the Purchased Shares are subject.

         4.25 UTILITIES. Except as set forth on Schedule 4.15 or Schedule 4.25, each of the Companies has available sufficient power, fuel oil, natural gas and water supplies and adequate sewage, waste disposal and air emission systems for the operation of its respective business and, to the Knowledge of Seller, all such supplies and systems have been and are in full compliance with all federal, state and local environmental and other regulatory laws and regulations. To the Knowledge of Seller, the supplies and systems, including utility services, referred to in this Section 4.25 will be available to Buyer subsequent to the Closing.

         4.26 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.26, the Companies, and their respective properties and operations, are and have since inception been in compliance with all applicable federal, state, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards, decrees and other requirements of any governmental or quasi-governmental body, court or arbitrator, except failures to so comply that would not, individually or in the aggregate, result in an economic cost of $100,000 or more.

         4.27 ENVIRONMENTAL MATTERS. Notwithstanding the representations and warranties set forth in Section 4.26 hereof,

                  (a) Except as set forth on Schedule 4.27, the Companies are not and have not been in violation of or delinquent under, nor have they, individually or together, received any notice of any violation of or delinquency with respect to any applicable Environmental and Safety Laws. There are no circumstances or conditions existing at any owned or leased real property used by either of the Companies that could reasonably be expected to prevent or interfere with such compliance in the future. Except as set forth on Schedule 4.27, the Companies have obtained all permits, authorizations or approvals required under applicable Environmental and Safety Laws (collectively, "Safety and Environmental Permits"), and all such Safety and Environmental Permits are valid and in good standing and transferable to Buyer as part of the Contemplated Transactions without consent of or notice to the governmental authority issuing the permit, authorization or approval.

                  (b) There is no Environmental or Safety Claim pending or, to the Knowledge of the Seller, threatened against either of the Companies, individually or together, or relating to the Purchased Assets, the assets of EES or the Purchased Shares, or any owned or leased real property used by either of the Companies.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the Release, transportation, treatment, storage, recycling or reclamation of any Hazardous Material at any location, that could reasonably be expected to form the basis of any Environmental or Safety Claim against either of the Companies, or relating to the Purchased Assets, the assets of EES or the Purchased Shares, or any owned or leased real property used, or previously owned, operated or used, by either of the Companies.

                  (d) None of the Companies has, and to the Knowledge of the Seller, no other person has, caused a Release of any Hazardous Material at, on, under, from or otherwise affecting the soil, surface water or groundwater at any owned or leased real property used, or previously owned, operated or used, by either of the Companies.

                  (e) Except as disclosed on Schedule 4.27, there are no underground or above ground storage tanks located at any leased or owned real property used by either of the Companies, and none of the Companies has installed, owned or operated any underground or above ground storage tanks at any such properties.

                  (f) Except as disclosed on Schedule 4.27, there are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the Release, transportation, treatment, storage, recycling or reclamation of any Hazardous Material, and or otherwise relating to any violation or alleged violation of law, that could reasonably be expected to form the basis for any Environmental or Safety Claim relating to any former properties, assets, operations or business, owned, operated, or conducted by either of the Companies, individually or together, or any of their respective predecessors.

                  (g) Seller has provided Buyer with copies of all surveys, reports, assessments, audits, evaluations, sampling results, or other documents relating to compliance with or violation or suspected violation of Environmental and Safety Laws, or to the handling, storage, transportation or Release of any Hazardous Material, prepared by, for or at the request of either of the Companies or in their possession and relating to the Purchased Assets, the assets of EES or the Purchased Shares, or to any former properties, assets, operations or business of either of the Companies, individually or together, or any of their respective predecessors, or in the possession of any Affiliate of either of the Companies and relating to either of the Companies or any owned or leased real property used by either of the Companies.

         4.28 ASSUMED AGREEMENTS. Except for purchase orders and sales contracts issued or executed in the ordinary course of business and except for deferred compensation agreements that are not Assumed Agreements, the Assumed Agreements listed on Schedule 1.5 are all of the contracts and agreements that (i) are material to the business of EWD, (ii) involve performance of services or the delivery of goods or materials of an amount or value in excess of $50,000, (iii) involve expenditures or receipts in excess of $50,000, (iv) relate to the borrowing of money or capital expenditures or relate to mortgaging, pledging or otherwise placing a lien on any portion of EWD's assets, (v) provide a guaranty of any obligation for borrowed money or other guaranty; (vi) relate to any lease or agreement with respect to EWD under which Seller is a lessee or lessor of, or holds or operates, or permits any third party to hold or operate, any personal or real property for which the annual rental exceeds $50,000; (vi) restrict a third party from competing with EWD; (vii) relate to any representative or sales agency contracts or commitments to which Seller is a party; or (viii) include any Affiliate as a party. There have been delivered to Buyer true and complete copies of all Assumed Agreements (and all amendments, waivers and other modifications thereto). All of the

Assumed Agreements are valid, in full force and effect, binding upon Seller and, to the Knowledge of Seller, binding upon the other parties thereto in accordance with their terms and, Seller is not in default under any of them nor, to the Knowledge of Seller, is any other party thereto in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

         4.29 EES AGREEMENTS. Except for purchase orders and sales contracts issued or executed in the ordinary course of business, the agreements listed on Schedule 4.29 (the "EES Agreements") are all of the contracts and agreements that (i) are material to the business of EES, (ii) involve performance of services or the delivery of goods or materials of an amount or value in excess of $50,000, (iii) involve expenditures or receipts in excess of $50,000, (iv) relate to the borrowing of money or capital expenditures, or relate to mortgaging, pledging or otherwise placing a lien on any portion of EES's assets, (iv) provide a guaranty of any obligation for borrowed money or other guaranty; (v) relate to any lease or agreement under which EES is a lessee or lessor of, or holds or operates, or permits any third party to hold or operate, any personal or real property for which the annual rental exceeds $50,000; (vi) restrict a third party from competing with EES; (vii) relate to the acquisition by EES of the capital stock of any third party entity or granting EES an option to purchase any asset, tangible or intangible, or real or personal property of any third party entity; (viii) relate to any representative or sales agency contracts or commitments to which EES is a party; or (ix) include any Affiliate as a party. There have been delivered to Buyer true and complete copies of the EES Agreements (and all amendments, waivers and other modifications thereto). All of the EES Agreements are valid, in full force and effect, binding upon EES and, to the Knowledge of Seller, binding upon the other parties thereto in accordance with their terms and EES is not in default under any of them nor, to the Knowledge of Seller, is any other party thereto in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

         4.30 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities or obligations of either of EWD or EES, either accrued, absolute, contingent or otherwise, including, but not limited to, any liabilities for Taxes due or to become due, except:

                  (a) to the extent reflected in the December 31, 1999 balance sheet included as part of Schedule 4.6(a) and not heretofore paid or discharged,

                  (b) those incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since December 31, 1999,

                  (c) liabilities or obligations specifically disclosed in the Schedules to this Agreement, and

                  (d) liabilities or obligations not required by GAAP to be reflected in the Financial Statements and of which Seller has no Knowledge; provided, however, that the Financial Statements shall reflect an adequate accrual or reserve for all Taxes not yet due and payable (without regard to deferred Tax assets and liabilities).

         4.31 DISCLOSURE. Neither (i) this Agreement, (ii) any document or certificate furnished or to be furnished to Buyer in connection with the Closing, (iii) any document specifically referenced in this Agreement, (iv) any of the financial EES Books and Records or any of the financial EWD Books and Records (other than financial projections and other than financial information to the extent it has been updated by more recent financial information), nor (v) any statement made in any Schedule to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. Seller has made available for inspection by Buyer and its representatives complete and correct copies of the corporate minute books of the Companies. Such minute books contain the minutes of all meetings of stockholders, the Board of Directors and any committees thereof of the Companies that have been held prior to the date hereof and all written consents to action executed in lieu thereof, except that certain matters have been approved or adopted informally or without minutes. No matter or transaction material to EWD, EES or the Contemplated Transactions that has not been described or disclosed to Buyer in the Disclosure Schedules has been approved or adopted informally and without written minutes.

         4.32 INTELLECTUAL PROPERTY RIGHTS.

                  (a) "Intellectual Property Rights" shall mean all patents and patent applications, trademarks, service marks, logos, trade names, slogans, trade dress rights (whether registered or unregistered) and applications for registration and registrations therefore; Internet domain names and 1-800 and 1-888 telephone numbers; all permits, grants, franchises and licenses to or from either of the Companies; all copyrights, including rights in advertising and promotional material (whether registered or unregistered) and applications for registration and registrations therefor; and all Confidential Information (as hereinafter defined), used or developed by either of the Companies, or in which either of the Companies has an interest, used in connection with the business of EWD and/or EES, and their respective actual or potential use or application, including but not limited to those Intellectual Property Rights set forth on Schedule 4.32. No other patent, trademark, service mark, trade name, copyright, confidential information or any other intellectual property right or license under any such patent, trademark, service mark, trade name, copyright, confidential information or any other intellectual or intangible property is necessary to permit either of EWD or EES to be owned by Buyer or their respective businesses to be conducted as now conducted or as heretofore or proposed to be conducted. To the Knowledge of Seller, except as set forth on Schedule
4.32 and Schedule 4.5, the Companies own exclusively and/or have the exclusive and unrestricted right to use, free and clear of all Encumbrances, all Intellectual Property Rights, and all renewals therefor and claims for infringement thereof, and after the Closing, to the Knowledge of Seller, the Buyer will own exclusively and/or have the exclusive and unrestricted right to use, free and clear of all Encumbrances, all Intellectual Property Rights, and all renewals therefor and claims for infringement thereof. Except for the license agreements listed on Schedule 1.5, neither of the Companies is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, confidential information or other intangible asset, with respect to the use of any of the Intellectual Property Rights, in connection with the ownership of their assets, the conduct of their business or otherwise, and after the Closing, the Buyer will not be obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use of any of the Intellectual Property Rights, in connection with the ownership of their assets, the conduct of their business or otherwise. Neither of the Companies has licensed or transferred any of the Intellectual Property Rights to any third party. Except as described on Schedule 4.32, neither of the Companies is in violation or infringement of, or has violated or infringed, any proprietary or intellectual property rights of any third party. Neither of the Companies has received any demand, claim, notice or inquiry from any third party with respect to any of the Intellectual Property Rights which challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity of, or the rights of either of the Companies in, any such Intellectual Property Rights, and neither of the Companies knows of any basis for any such challenge. To the Knowledge of Seller, none of the Intellectual Property Rights is being infringed or potentially infringed.

                  (b) The Companies have the unrestricted right to use all Confidential Information required for or incident to the development, manufacture, operation, advertisement, promotion, distribution and sale of all products sold and services offered, or proposed to be sold or offered, by each such Company free and clear of all Encumbrances, including, without limitation, of any former employer of either of the Companies' employees. "Confidential Information" shall mean all confidential information, know-how, inventions, designs, customer lists, processes, computer programs (including source code) and technical data and information.

         4.33 INSURANCE. EWD and EES, individually or collectively, are insured under various policies of fire, liability and other forms of insurance, as set forth on Schedule 4.33 hereto, which policies are valid and enforceable in accordance with their terms and which provide adequate insurance for the respective businesses of EWD and EES, the Purchased Assets and the assets of EES, in accordance with industry standards. At no time was there a period in which the Seller and/or EES lacked such insurance coverage. The Seller and EES shall continue to carry all such policies or similar policies during the pendency of this Agreement, and all outstanding claims under such policies on the date hereof are described on Schedule 4.33 hereto. There is no recorded liability for retrospective insurance premium adjustments for any period prior to the date hereof, but EWD and EES are subject to routine workers' compensation audits that may result in

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

adjustments. Seller is not aware of any fact or circumstances that would lead Seller to believe that any such adjustment would be in excess of $50,000 or historical adjustments made by EWD or EES. Schedule 4.33 hereto sets forth a complete and accurate list of the following, each of which have been made available to Buyer for its review:

                  (a) All comprehensive general liability and other policies of insurance under which the Seller and/or EES are or have been insured at any time within the one (1) year period immediately preceding the date of this Agreement.

                  (b) All property and casualty policies of insurance under which the Seller and/or EES are presently insured.

                  (c) All obligations of the Seller and/or EES to provide insurance coverage to third parties (for example under leases or other contracts).

                  (d) The expiration date of each insurance policy under which Seller and/or EES are currently insured.

         4.34 SOLVENCY. After giving effect to the consummation of the Contemplated Transactions, Seller is solvent. For purposes of this Section 4.34, "solvent" means that the sum of the value of the person's or entity's assets, at both fair value or fair saleable value, exceeds its indebtedness and other probable liabilities (including contingent liabilities); "fair value" means the value which would be realized in an exchange or series of exchanges between a willing buyer and a willing seller, within a commercially reasonable period of time, neither being under compulsion, each having reasonable knowledge of all relevant facts, and assuming the retention of all operating assets within the Seller and continuation of the operations as a going concern; and "fair saleable value" means the value which would be realized from an interested purchaser aware of all relevant information relating to the assets or group of assets being sold and who is willing to purchase under ordinary selling conditions in an existing and not theoretical market if the assets or group of assets are disposed of within a period of six (6) months to one (1) year. The cash flow from the operations of Seller, after taking into account all other anticipated uses of the cash, will be sufficient to provide cash necessary to repay its indebtedness. In consummating the Contemplated Transactions, the Seller does not intend to make any transfer or incur any obligations, with the intent to disturb, delay, hinder or defraud either present or future creditors. Upon the consummation of the Contemplated Transactions, Seller will have sufficient capital with which to conduct its present or proposed business and its property will not constitute unreasonably small capital with which to conduct its present or proposed business, and will not engage in a business or transaction for which it has unreasonably small capital.

         4.35 AFFILIATED TRANSACTIONS. Except as set forth on Schedule 4.35, since January 1, 1998 no present or former officer, director, shareholder, employee or Affiliate of EES or Seller or, to the Knowledge of Seller, no individual in such officer's, director's, shareholder's, employee's or Affiliate's immediate family, is or was a party to any agreement, contract, commitment or transaction with EES or Seller or has any interest in any property used by EES or EWD. Except as set forth on
Schedule 4.35, to the Knowledge of Seller, no employee of EES or Seller or any individual in such employee's immediate family is a party to any agreement, contract, commitment or transaction with EES or Seller or has any interest in any property used by EES or EWD.

         4.36 BROKERAGE FEES. Except as set forth on Schedule 4.36, no brokerage commissions, finders' fees or similar compensation will be payable to any party in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Seller or EES.

         4.37 CHANGE OF CONTROL PROVISIONS. Except as set forth on Schedule 4.37, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the Contemplated Transactions will trigger
(i) any obligation of EES to any third party, including without limitation, the obligation to make payment to any third party pursuant to any contract or agreement to which EES is a party or by which it or its assets are bound, or
(ii) any termination or other rights under any of the Assumed Agreements or the EES Agreements.

         4.38 CUSTOMERS, SUPPLIERS AND DISTRIBUTORS. Each of the Companies maintains and has good relationships with its top twenty (20) customers, and its major suppliers of raw materials and distributors, and neither Seller nor EES is aware of any facts that would lead to a reasonable expectation of a material deterioration in any such relationship. Neither of the Companies is in breach of any representation, warranty, covenant, obligation or other provision of any outstanding agreement with any such customer, vendor, supplier or distributor, except for breaches which would not, individually or in the aggregate, result in an economic cost of $100,000 or more. Schedule
4.38 sets forth a list of the top twenty (20) customers, suppliers of raw materials and distributors of each of EWD and EES.

         4.39 YEAR 2000. The Companies have fully implemented their plan to address the ability of their information systems to process date and time data from, into and beyond the year 2000 ("Year 2000 Data"), and the ability of such systems to interact with third parties' systems. Seller is not aware of any instances of the information systems material to the operations of EWD and EES being unable to accurately process Year 2000 Data.

         4.40 RELATIONSHIP WITH GENERAL ELECTRIC COMPANY. Except as set forth on Schedule 4.40, neither Seller nor EES, nor any equityholder holding at least five percent (5%) of the equity of Seller has any equity, creditor or similar relationship, including, without limitation, any investment in, or any debtor, revolving credit, leasing or creditor relationship, but excluding any vendor or vendee relationship, with General Electric Company or any entity known by Seller or such equityholders to be a subsidiary of General Electric Company.

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

         4.41 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Article 4, Seller makes no representation or warranty, expressed or implied, including, without limitation, any representation or warranty in respect of the Purchased Assets, the Purchased Shares, the Assumed Agreements, the Assumed Liabilities or the businesses of EWD and EES.

         4.42 DISCLAIMER REGARDING NORANDEX/REYNOLDS. The foregoing representations and warranties are qualified by reference to the Chapter 11 bankruptcy filing on or about October 5, 2000, by Exterior Systems, Inc. d/b/a Norandex/Reynolds Distribution Company ("Norandex/Reynolds") and related entities, as a result of which contracts between Seller and Norandex/Reynolds are subject to being rejected by Norandex/Reynolds, Seller has certain setoffs against Norandex/Reynolds, and the basis on which Norandex/Reynolds will continue to do business with Seller and Buyer is subject to further negotiation.

               ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 DUE AUTHORIZATION; BINDING OBLIGATION.

                  (a) Buyer has all requisite corporate power and authority to enter into and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and has duly authorized the execution, delivery and performance of this Agreement and the Related Agreements by all necessary corporate action.

                  (b) This Agreement and the Related Agreements have been duly and validly authorized, executed and delivered by Buyer and constitute Buyer's legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforceability is limited by (i) principles of equity that may restrict the availability of specific performance and other equitable remedies (whether such enforceability is considered in a proceeding in equity or at law) and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws applicable to creditors' rights generally.

         5.3 GOVERNMENTAL APPROVALS. Except for the requirements of the HSR Act, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer, and consummation of the Contemplated
Transactions, are not subject to the jurisdiction, approval, notification of or consent of any governmental, regulatory or administrative agency.

         5.4 APPROVALS AND NOTICES REQUIRED; CONFLICT WITH OTHER INSTRUMENTS. Except as described on Schedule 5.4, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation of the Contemplated Transactions will not violate (with or without the giving of notice or the lapse of time or both) or require any consent or approval, filing or notice under and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer under, Buyer's Certificate of Incorporation or Bylaws or under any indenture, mortgage, deed of trust, lease, license agreement, contract, instrument or other agreement, or any law, order, judgment or decree to which Buyer is a party or by which Buyer is bound.

         5.5 LITIGATION. There is no litigation, arbitration or other proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against the Contemplated Transactions.

         5.6 INVESTMENT REPRESENTATION. Buyer is purchasing the Purchased Shares for its own account for investment purposes and not with a view to or for the sale in connection with any public distribution of such securities, except in compliance with applicable federal or state securities laws.

         5.7 BROKERAGE FEES. No brokerage commissions, finders' fees or similar compensation arrangements will be payable to any party in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer.

                  ARTICLE 6. CONDITIONS TO BUYER'S PERFORMANCE

         The obligations of Buyer under this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         6.1 FINANCING. Buyer and/or Holdings shall have obtained the debt financing and/or equity financing necessary to consummate the Contemplated Transactions on terms substantially similar to those described on Schedule
7.7 and Buyer shall be permitted to incur such financing under its existing financing arrangements.

         6.2 COMPLIANCE BY SELLER. Seller shall have complied with and performed all its agreements and obligations under the terms, covenants and conditions of this Agreement to be complied with or performed by it on or prior to the Closing Date.

         6.3 REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, except for those representations and warranties that specifically refer to some other date.

         6.4 CERTIFICATE OF SELLER. The Seller's Chief Executive Officer shall have delivered to Buyer a certificate, stating that the conditions specified in Sections 6.2 and 6.3 have been fulfilled by Seller dated as of the Closing Date.

         6.5 CONSENTS, PERMITS, AND WAIVERS. The Seller shall have obtained all of the consents, permits and waivers set forth on Schedule 6.5 in form and substance reasonably satisfactory to Buyer.

         6.6 BUYER'S CONSENTS. The Buyer shall have obtained all of the consents and waivers set forth on Schedule 5.4.

         6.7 DELIVERY OF ARTICLES OF INCORPORATION, BY-LAWS AND OTHER DOCUMENTS. Each of the Companies shall have delivered to Buyer each of the following:

                  (a) all minute books, stock books, ledgers and registers and corporate seals relating to the organization, ownership and maintenance of EES;

                  (b) a certificate of the Secretary of each of the Companies relating to the incumbency and corporate proceedings in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions, and the absence of changes in the Companies' Articles of Incorporation and By-laws, together with copies of the resolutions duly adopted by the Seller's Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions;

                  (c) resignations effective as of the Closing Date from such officers and directors of EES as Buyer shall have requested in writing not less than five (5) days prior to the Closing Date;

                  (d) (i) a copy of the Articles or Certificate of Incorporation and all amendments thereto, of each of the Companies, certified by the Secretary of State of the state of its incorporation, as of a date not more than twenty (20) days prior to the Closing Date, (ii) copies, certified by the Secretary of each of the each of the Companies, as of the Closing Date, of the By-laws of each of the Companies, (iii) Certificates of Existence or Good Standing from the Secretary of State of the state of each company's incorporation as of a date not more than ten (10) days prior to the Closing Date, accompanied by bring-down certificates dated as of the Closing Date, evidencing the each of the Companies' good standing in such jurisdictions, and (iv) Certificates of Existence or Good Standing from the Secretary of State of each state wherein each of the Companies are duly qualified, as of a date not more than ten (10) days prior to the Closing Date, accompanied by bring-down certificates dated as of the Closing Date, evidencing the Companies' existence or good standing therein.

         6.8 OPINION OF SELLER'S COUNSEL. Buyer shall have received the opinion dated as of the Closing Date of Schell Bray Aycock, Abel & Livingston P.L.L.C., counsel for Seller, substantially in the form of Exhibit D hereto.

         6.9 NO LITIGATION OR GOVERNMENTAL PROCEEDING. No action or proceeding shall have been instituted before any court or governmental body or by any third party to restrain or prohibit, or to obtain damages in respect of, the consummation of the Contemplated Transactions. No party to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement, the Related Agreements or the Contemplated Transactions, or to commence any investigation into the consummation of the Contemplated Transactions, or (ii) the actual commencement of such an investigation.

         6.10 NO MATERIAL ADVERSE EFFECT. No event shall have occurred which has or can reasonably be expected to have a Material Adverse Effect.

         6.11 HSR ACT. The filing requirements of the HSR Act relating to the Contemplated Transactions shall have been complied with, neither the FTC nor the Antitrust Division shall have taken any action (including notifying the parties of any objection to the Contemplated Transactions) in response to such filings, and the waiting period prescribed by the HSR Act shall have expired.

         6.12 RELEASES AND PAYOFF LETTERS. All liens and security interests with respect to the Purchased Assets and the assets of EES (other than the Equipment Lease Agreement dated April 30, 1998, with Crown Credit Company and the other liens, pledges and deposits described on Schedule 4.8) and all guarantees and indebtedness of EES and all promissory notes given by EES to Seller (other than the promissory note described on Schedule 1.58) or any third parties shall have been released and terminated. Buyer shall have received satisfactory evidence that upon disbursement of the Payment Fund (as defined in the Escrow Agreement) the obligations described in Schedule 6.12 will have been satisfied..

         6.13 INTELLECTUAL PROPERTY ASSIGNMENT. The Seller shall have executed and delivered to Buyer a Patent, Trademark and Copyright Assignment substantially in the form of Exhibit E hereto.

         6.14 ESCROW AGREEMENT. The parties thereto and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         6.15 ELLISON SUBSCRIPTION AGREEMENT. Seller and Holdings shall have executed a subscription agreement substantially in the form of Exhibit F hereto (the "Ellison Subscription Agreement") and the parties thereto shall be prepared to consummate the transactions contemplated thereby simultaneously with the Closing hereunder.

         6.16 MANAGEMENT SUBSCRIPTION AGREEMENT. Doug Cross, Mike Cornwell, Keith Barnes and Holdings shall have executed a subscription agreement substantially in the form of Exhibit G hereto (the "Management Subscription Agreement") and the parties thereto shall be prepared to consummate the transactions contemplated thereby simultaneously with the Closing hereunder.

         6.17 BUY/SELL AGREEMENT. Doug Cross, Mike Cornwell, Keith Barnes and Holdings shall have executed a Buy/Sell agreement substantially in the form of Exhibit H hereto (the "Buy/Sell Agreement").

         6.18 FIRPTA CERTIFICATE. Seller shall have executed and delivered to Buyer a certificate containing the information, under penalties of perjury, set forth in Treasury Regulation Section 1.1445-2(b)(2). Such certificate shall conform to the model certificate provided in Treasury Regulation
Section 1.1445-2(b)(2)(iii)(B).

         6.19 EMPLOYMENT AGREEMENTS. Doug Cross, Mike Cornwell, Erwin Hartl and Keith Barnes shall have executed employment agreements substantially in the form of Exhibit I hereto (the "Employment Agreements").

         6.20 INSURANCE. Buyer shall have obtained the policy of representation and warranty insurance described on Schedule 2.2(a) from a carrier and on terms satisfactory to Buyer in its sole discretion in an amount of at least $25 million.

         6.21 NONDISTURBANCE AGREEMENT AND AMENDMENT OF REAL ESTATE LEASES. Seller or JE shall have obtained and delivered to Buyer an agreement, substantially in the form of Exhibit J hereto, from any holder of any mortgage or deed of trust placed upon the Real Estate located at Welcome, North Carolina, or any part thereof, that the possession, use or enjoyment of said Real Estate by Buyer or any of its subsidiaries shall not be disturbed by such holder, its designee or nominee, or a purchaser at foreclosure, or any of their successors or assigns, provided that Buyer is not in default of any lease thereon. Further, JE shall have amended and restated Articles VIII and XIX of the lease agreements related to the Real Estate to read as set forth on Schedule 6.21.

         6.22 WING-PREMDOR TRANSACTION. The transactions contemplated by the Asset Purchase Agreement, dated as of June 30, 2000, by and among Buyer, Wing Industries, Inc. and Premdor Corporation shall have been consummated.

         6.23 WAIVER BY BUYER. Buyer may at its option waive in writing the performance of any of the Seller's covenants or any of the conditions contained in this Article 6.

                  ARTICLE 7. CONDITIONS TO SELLER'S PERFORMANCE

         The obligations of Seller under this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

         7.1 COMPLIANCE BY BUYER. Buyer shall have complied with and performed all its agreements and obligations under the terms, covenants and conditions of this Agreement to be complied with or performed by it on or prior to the Closing Date, and Seller shall have received the certificate of an appropriate officer of Buyer to that effect dated as of the Closing Date.

         7.2 BUYER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, except for those representations and warranties that specifically refer to some other date, and Seller shall have received the certificate of an appropriate officer of Buyer to that effect dated as of the Closing Date.

         7.3 OPINION OF BUYER'S COUNSEL. Seller shall have received the opinion, dated as of the Closing Date, of Paul, Hastings, Janofsky & Walker LLP, counsel for Buyer, substantially in the form of Exhibit K hereto.

         7.4 NO LITIGATION OR GOVERNMENTAL PROCEEDING. No action or proceeding shall have been instituted before any court or governmental body or by any third party to restrain or prohibit, or to obtain damages in respect of, the consummation of the Contemplated Transactions. No party to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement, the Related Agreements or the Contemplated Transactions, or to commence any investigation into the consummation of the Contemplated Transactions, or (ii) the actual commencement of such an investigation.

         7.5 HSR ACT. The filing requirements of the HSR Act relating to the Contemplated Transactions shall have been complied with, neither the FTC nor the Antitrust Division shall have taken any action (including notifying the parties of any objection to the Contemplated Transactions) in response to such filings, and the waiting period prescribed by the HSR Act shall have expired.

         7.6 SUBSCRIPTION AGREEMENT, BUY-SELL AGREEMENTS AND EMPLOYMENT AGREEMENTS. Holdings shall have executed the Subscription Agreement and the Buy-Sell Agreements and Buyer shall have executed the Employment Agreements.

         7.7 FINANCING. Buyer and/or Holdings shall have obtained the debt financing and/or equity financing necessary to consummate the Contemplated Transactions on terms substantially similar to those described on Schedule
7.7 or on such other terms as Buyer and/or Holdings shall arrange, provided that such other terms, as compared with those set forth on Schedule 7.7, do not materially and adversely affect the value of Seller's investment in Holdings.

         7.8 LOANS. Doug Cross, Mike Cornwell and Keith Barnes shall have executed the agreements evidencing the loans described in Section 2.2(b)(ii).

         7.9 WAIVER. Seller may at its option waive in writing the performance of any of Buyer's covenants or any of the conditions contained in this Article 7.

                       ARTICLE 8. COVENANTS AND AGREEMENTS

         8.1 CONDUCT OF THE BUSINESS. Seller covenants and agrees with Buyer that, from the date hereof to the Closing, that Seller shall and Seller shall cause EES to:

                  (a) conduct and operate the businesses of EWD and EES only in the ordinary course and in a manner consistent with prior business practices and operations;

                  (b) refrain from committing to make any capital expenditures exceeding $50,000 in the aggregate not provided for in the capital budgets of EWD and EES for 2000 previously provided to Buyer prior to the Closing Date without the consent of Buyer;

                  (c) except for purchase orders or sales contracts issued or entered into in the ordinary course of business, not enter into any contracts, agreements or modifications of any contracts or agreements that involve performance of services or the delivery of goods or materials of an amount or value in excess of $50,000;

                  (d) not enter into any transaction involving the disposal of any properties or assets (other than the sale of inventory in the ordinary course of business);

                  (e) not create any Encumbrances on any of the properties or assets of EWD or EES;

                  (f) not enter into any transactions with any Affiliates;

                  (g) preserve intact the business organization of EWD and EES, use commercially reasonable efforts to keep available the service of their present employees, and use commercially reasonable efforts to preserve existing relationships with their customers, suppliers and distributors;

                  (h) use commercially reasonable efforts to maintain all of the EWD Fixed Assets and all of the EES Fixed Assets in a state of good repair and in good working order;

                  (i) maintain the Permits and the Safety and Environmental Permits in good standing and in full force and effect;

                  (j) maintain the EWD Books and Records and EES Books and Records in a manner consistent with past practices; and

                  (k) not make any changes in their accounting procedures and practices or their credit criteria from those in existence at December 31, 1999;

                  (l) not (i) issue, sell or deliver any shares of capital stock of EES or other securities, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock of EES or other securities of EES;
(ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of EES; (iii) amend their Certificate of Incorporation (or other charter documents) or By-laws; or (iv) make any redemption or purchase of any shares of capital stock of EES or declare, pay, set aside or make, any dividends or distribution or payment in respect of capital stock of EES or other securities of EES;

                  (m) not sell or transfer the Purchased Shares;

                  (n) except in the ordinary course of business, not modify any of the terms or conditions of the Assumed Agreements or the EES Agreements, provided notice of each such change is given to Buyer at the time such change is made;

                  (o) not enter into any employment contract;

                  (p) not (i) make any loans or advances to, or assume, or guarantee or otherwise become liable for any indebtedness of another person or (ii) incur any indebtedness, except that, in the ordinary course of business and consistent with past practice, EWD may make loans and advances to EES and EES may use its available cash to pay down its indebtedness to EWD;

                  (q) comply in all material respects with all laws applicable to it and to the conduct of the business of EWD and EES;

                  (r) not (i) change any practice with respect to Taxes, (ii) make, change or revoke any Tax election or (iii) compromise or settle any Tax liability;

                  (s) not adopt, terminate, or amend (except as required by applicable law) any Plan;

                  (t) not accelerate the collection of accounts receivable, defer the payment of accounts payable or otherwise manipulate net working capital; or

                  (u) take such action as may be necessary so that, for the period beginning on May 1, 2000 and ending on the Closing Date, (i) no corporate allocation is charged by Seller to EWD, (ii) the sum of $1 million is distributed by EWD to Seller (which distribution shall be recorded as a reduction in Line of Credit/Ellison on the consolidated balance sheet of EWD and EES, from $8,182,488 as of April 30, 2000, to $7,182,488 as of the
Closing Date), (iii) an amount equal to 47% of EWD's pretax income for such period (without reduction for corporate allocation) is distributed by EWD to Seller, and (iv) the Cash and Cash Equivalents of EWD and EES for such period is otherwise used only for expenditures and reimbursements made to operate the businesses of EWD and EES only in the ordinary course and in a manner consistent with prior business practices and operations, including amounts paid for previously committed capital expenditures. For purposes of clause
(iii) of this Section 8.1(u), EWD's pretax income for the months of May, June and July 2000 shall be determined by reference to the internal financial statements of Seller, as described in Section 4.6(b) of this Agreement, for such months, and EWD's pretax income for the period beginning on August 1, 2000 and ending on the Closing Date (the "Post-August 1 Period") shall be based on Seller's good faith estimate thereof; provided, that, promptly following the Closing, Seller will prepare a financial statement (the "Post-August 1 Statement") in accordance with Section 4.6(c) for the Post-August 1 Period. If the actual pretax income of EWD for the Post-August 1 Period, as reflected on the Post-August 1 Statement, is less than the amount previously estimated by Seller pursuant to this Section 8.1(u), then Seller shall promptly pay to Buyer an amount equal to 47% of such difference. If the actual pretax income of EWD for the Post-August 1 Period, as reflected on the Post-August 1 Statement, is greater than the amount previously estimated by Seller pursuant to this Section 8.1(u), then Buyer shall promptly pay to Seller an amount equal to 47% of such difference.

         8.2 FUTURE LITIGATION. Seller shall promptly advise Buyer in writing of the commencement or threat against any of the Companies of (i) any claim, litigation or proceeding, and (ii) any Tax audit.

         8.3 EXPENSES. Subject to Section 9.2 hereof, Seller will bear its own and the Companies' expenses, and Buyer will bear its own, out-of-pocket expenses in connection with this Agreement and the Contemplated Transactions (including, without limitation, attorneys' fees, accounting fees and investment banking fees).

         8.4 [intentionally omitted]

         8.5 TAX MATTERS AND POST-CLOSING COOPERATION.

                  (a) Each of Seller and EES shall prepare and timely file or cause to be prepared and timely filed in a manner consistent with past practice, all Tax Returns that are required to be filed (with extensions) by or with respect to each of Seller and EES on or before the Closing Date; provided, however, that EES shall deliver any material income or franchise Tax Return of EES to Buyer at least fifteen (15) days prior to the due date thereof (with extensions) and shall not file any such Tax Return without obtaining the prior written consent of Buyer and, provided further, that EES shall deliver to Buyer all other Tax Returns of EES as and when filed; provided, however, that with respect to the estimated (i) U.S. federal income Tax Returns and (ii) North Carolina income and franchise Tax Returns of EES due on or about April 15, 2000, June 15, 2000 and, if applicable, September 15, 2000, such Tax Returns shall be delivered to Buyer at least four (4) days prior to the due date thereof and such filing consent may be delivered orally. The stockholders of Seller or EES, as appropriate, shall pay or cause to be paid all

Taxes shown as due, or required to be shown as due, on such Tax Returns of Seller and EES.

                  (b) Buyer shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by or with respect to EES for all taxable periods, or portions thereof, ending on, before or including the Closing Date and with due dates (including extensions) after the Closing Date (the "Post-Closing Returns"); provided, however, Buyer shall deliver any such Tax Return of EES (proforma as to EES if consolidated, combined, unitary, group or other similar Tax Returns that include EES are filed) to Seller at least fifteen (15) days prior to the due date thereof (with extensions). At least five (5) business days prior to the due date of any payment required to be made with respect to any Post-Closing Return, Seller shall pay to Buyer an amount that is attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date to the extent such amount exceeds the reserve or accrual (without regard to deferred tax assets and liabilities) for Taxes of EES not yet due and payable provided on the Closing Balance Sheet, as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes). With respect to any taxable year or period (or portion thereof) beginning before and ending after the Closing Date (a "Straddle Period"), an allocation of Taxes shall be made to the part of such Straddle Period which ends on the Closing Date and based on (i) the closing of the books method, in the case of income Taxes, (ii) the number of days elapsed between the beginning of such Straddle Period to and including the Closing Date, in the case of property Taxes, and (iii) when the relevant transaction occurs, in the case of sales and gross receipts Taxes. For avoidance of doubt, the parties agree that under applicable U.S. federal income tax law they expect that upon the end of the Closing Date, the U.S. federal income tax year of EES shall cease and, at the beginning of the day following the Closing Date, a new taxable year shall commence as a member of Buyer's consolidated filing group for Federal income tax purposes. With respect to all Taxes allocated to the portion of any Straddle Period ending on or prior to the Closing Date, Seller shall be responsible for (i) all such Taxes of EES to the extent they exceed the reserve or accrual for Straddle Period Taxes of EES (without regard to deferred Tax assets and liabilities) on the Closing Balance Sheet as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes) and (ii) the Taxes excluded from Assumed Liabilities under Section 1.5. If the amount actually owed to all Taxing authorities with respect to all Tax liabilities attributable to any taxable period (or portion thereof) ending prior to and including the Closing Date exceeds the amount accrued or reserved for such Tax liabilities on the Closing Balance Sheet (without regard to deferred Tax assets and liabilities) as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes), Seller shall promptly pay the excess to Buyer upon delivery by Buyer to Seller of supporting documentation indicating such excess. If the amount actually owed to all Taxing authorities with respect to all Tax liabilities attributable to any taxable period (or portion thereof) ending prior to and including the Closing Date is less than the amount accrued or reserved for such Tax liabilities on the Closing Balance Sheet (without regard to deferred Tax assets and liabilities) as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes), Buyer shall promptly pay such difference to Seller upon (i) the due date for the filing, including extensions, of the Federal income tax return related to the tax period of EES ending on the Closing Date, or (ii) the latest due date, including extensions, for the filing of any Tax Return for any Straddle Period with respect to EES or any liability for Taxes assumed by Buyer pursuant to clause (iv) of Section 1.5, whichever is later.

                  (c) Any ad valorem, use, real and personal property, intangible and other similar Taxes, installments or special assessments, utility, water or similar payments arising from, or relating to, the Purchased Assets, which become due and payable on or after the Closing Date and relate to periods beginning before and ending after the Closing Date, shall be prorated and adjusted between Buyer and Seller as of the Closing Date on a per diem basis and, except to the extent specifically accrued on the Closing Balance Sheet, Seller shall be responsible for the portion of such amounts allocable to the period (or portion thereof) ending on or prior to the Closing Date.

                  (d) If either Buyer or EES receives any written notice from any taxing authority proposing any adjustment to any Tax relating to EES, either Buyer or EES shall give prompt written notice thereof to Seller, which notice shall describe in detail each proposed adjustment. If either any stockholder of Seller or Seller receives any written notice from any taxing authority proposing any adjustment to any Tax relating to EES, such stockholder of Seller or Seller shall give prompt written notice thereof to either Buyer or EES, which notice shall describe in detail each proposed adjustment.

                  (e) EES shall obtain prior to Closing valid and appropriate certification from Seller that EES is not required to pay sales tax on transactions between EES and Seller.

                  (f) Unless required by applicable law, Buyer agrees that, without the written consent of Seller (which consent shall not be unreasonably withheld), it will not file or cause to be filed amended Tax Returns on behalf of EES that would result in an increased Tax liability to Seller with respect to EES for Taxes attributable to periods (or portions thereof) ending on or prior to the Closing Date.

                  (g) Buyer agrees that for a period of seven (7) years after the Closing, upon the reasonable request of Seller, it shall promptly make available to Seller, and shall cause any successors or assigns to make available to Seller, during normal business hours and in a manner which will not interfere with the normal business operations of Buyer, such EWD Books and Records relating to the Purchased Assets and such EES Books and Records as Seller may reasonably request from time to time to enable Seller to (1) prepare and file any and all Tax Returns, information returns or reports that Seller is required to file and (2) respond to and conduct all federal, state, local or foreign Tax audits, or other determinations or proceedings.

                  (h) The parties hereto agree that a portion of the expenses of Seller, EES or EWD incurred in connection with the Contemplated Transactions that are deductible under Section 162 of the Code have been incurred by EES and shall be allocated to EES in the same ratio of the total of all such expenses as $47 million bears to the purchase price under Section
2.2 hereof, but there shall be no accrual of such portion on the Closing Balance Sheet. Such expenses shall be deemed for purposes of this Section 8.5(h) not to include deductions attributable to employee bonuses or deferred compensation paid in connection with the Contemplated Transactions. Seller agrees not to claim any such expenses allocated to EES as deductions or other offsets on any Tax Return (or in the course of any Tax audit, claim, appeal or litigation relating thereto).

                  (i) Seller shall prepare and timely file, or cause to be prepared and timely filed, in a manner consistent with past practice, all Tax Returns that are required to be filed with respect to liabilities for Taxes of Seller arising in the ordinary course of business of EWD as conducted by Seller that Buyer agrees to assume pursuant to clause (iv) of Section 1.5 of this Agreement (the "Section 1.5(iv) Taxes"); provided, however, that Seller shall deliver to Buyer any Tax Return with respect to Section 1.5(iv) Taxes (including, without limitation, any additional supporting documentation or computations necessary for Buyer to determine its liability for Section 1.5(iv) Taxes) at least fifteen (15) days prior to the due date thereof (with extensions) and shall not file any such Tax Return without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld. Seller shall remit to the appropriate Taxing authority any payment received from Buyer with respect to Section 1.5(iv) Taxes promptly after Seller's receipt thereof and shall promptly furnish Buyer with written proof of such remittance.

                  (j) Seller agrees that it will report the Contemplated Transactions for Tax purposes in accordance with Article 2 hereof, including that the amount Seller realizes pursuant to its sale of the Purchased Assets and the Purchased Shares shall be the full amount of the Purchase Price without any reduction with respect to the transactions described in Section 2.2(c) hereof.

         8.6 SELLER'S OBLIGATIONS AND LIABILITIES. Seller shall when due and payable, pay and discharge, and Seller shall perform, any liabilities and obligations based upon, arising out of or relating to the business of EWD, or any of its predecessors, other than the Assumed Liabilities.

         8.7 WARRANTIES. As of the Closing, Seller shall be deemed to have assigned to Buyer, without recourse, all of its right, title and interest in and to such warranties (express or implied) as are assignable and continue in effect with respect to any of the Purchased Assets and to have nominated Buyer as its true and lawful attorney to enforce such warranties against any manufacturers or vendors, and Seller shall execute and deliver such specific assignments of such warranty rights as Buyer may reasonably request.

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

         8.8 TRANSFER TAXES. Notwithstanding anything in this Agreement to the contrary, Seller agrees to pay and discharge, promptly and diligently, when due all transfer taxes applicable to the transactions contemplated herein.

         8.9 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, Buyer shall be entitled, through its employees, potential investors, advisors, consultants, representatives, contractors, counsel and independent accountants, to make such investigation of the assets, properties, business and operations of EWD and EES and such examination of the books, records and financial condition of EWD and EES as it wishes, provided that any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and in a manner so as not to interfere with the normal business operations of the Companies. The Companies shall make available to such persons during such period all such information and copies of all such documents concerning the affairs of EWD and EES as such persons may reasonably request, shall permit such persons access to the properties of EWD and EES and all parts thereof, and shall cause their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such persons in connection with their review and examination.

         8.10 EXCLUSIVE DEALING. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article 9, the Companies shall not, and shall cause their respective affiliates, stockholders, agents, attorneys, representatives, directors, employees and advisors not to, directly or indirectly, entertain, solicit, respond to, discuss or enter into negotiations with respect to any other offers from prospective buyers of all or any portion of the Purchased Assets or the capital stock and/or assets of EES (either by merger, consolidation or otherwise) and shall suspend any discussions with or dissemination of information to prospective buyers. If either of the Companies, or any of their respective affiliates, stockholders, agents, attorneys, representatives, directors, employees or advisors receive any offers or communications from any new or existing offerees, they will remain silent or advise the offeror that they are not in a position to negotiate or accept any offers at that time.

         8.11 PURCHASE ORDERS AND INQUIRIES. All customer purchase orders and inquiries received by Seller after the Closing with respect to windows and doors will be referred to Buyer.

         8.12 COLLECTION OF RECEIVABLES. Following the Closing Date, all cash, checks or other proceeds received by Seller or any of its banks or other financial institutions in payment of EWD Accounts Receivable shall be paid to Buyer within five business days after receipt by Seller, which payments shall be accompanied by a statement identifying the payee, the amount of the payment and the related invoice number. Seller agrees to endorse and Buyer shall have the right to endorse the name of Seller on any such checks or proceeds (whether received directly by Buyer or received from Seller or its bank) and shall deposit such checks and other proceeds in bank accounts maintained in Buyer's

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

name. From and after the Closing Date, at Buyer's expense, Seller shall cooperate with, and provide reasonable assistance to Buyer in collecting such accounts.

         8.13 PAYMENT OF ASSUMED LIABILITIES. On or before their respective due dates, Buyer shall pay and satisfy in full (or cause to be paid and satisfied in full) all of the Assumed Liabilities; provided, however, that with respect to any liability or obligation of Seller assumed by Buyer pursuant to clause (iv) of Section 1.5, Buyer shall have no obligation pursuant to this Section 8.13 to pay and satisfy in full any such assumed liability or obligation until Buyer has received and approved any applicable Tax Return in accordance with Section 8.5(i) hereof.

         8.14 EMPLOYEE MATTERS. Although Buyer currently intends to, and knows of no reason that it would not, for the indefinite future, continue the employment of essentially all employees on the payroll of EES and hire and continue the employment of essentially all employees on the payroll of EWD (such EWD and EES employees hired by Buyer hereinafter referred to as "Transferred Employees"), Buyer reserves the right at any time to terminate any Transferred Employee and not to hire any EWD employee. Effective as of the Closing, Buyer shall adopt (or cause to be adopted), for Transferred Employees, employee welfare benefit plans (as such term is defined in ERISA
Section 3(3)) substantially similar to the Plans under which such employees were covered immediately prior to the Closing, and Seller shall, for as long as Buyer shall so request (up to 90 days or, if reasonably requested by Buyer, 120 days) and so long as Buyer shall not make substantive changes in such plans, provide administrative services for such plans after the Closing substantially similar to the administrative services Seller provided with respect to Seller's employee welfare benefit plans, in which case Buyer shall bear the full cost of such administrative services, as agreed upon by Buyer and Seller. Seller shall use reasonable efforts to assist Buyer in establishing such replacement welfare plans and assigning Seller's rights under service contracts and insurance policies related to such welfare plans. Notwithstanding the foregoing, Buyer shall have the right to determine, in its sole discretion, the compensation and benefits policies applicable to the Transferred Employees after Closing; provided, however, that under any welfare, pension or profit sharing plans adopted by Buyer, (i) service with the Companies and their affiliates prior to the Closing shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits, including vacation rights, (ii) any amounts previously expended by Transferred Employees for purposes of satisfying deductibles under any medical or dental plans of Seller for the applicable current plan year shall be credited for purposes of satisfying any deductibles under Buyer's plans, and
(iii) no preexisting condition limitations (that would not have been applicable under Seller's health benefit plans) shall be imposed on Transferred Employees upon admittance into any health benefits plan maintained by Buyer. Buyer or Buyer's employee welfare benefit plans shall be liable for any medical or dental benefit in respect of a claim incurred prior to Closing (but not any other employee benefit in respect of a claim incurred prior to Closing) with respect to any of the Transferred Employees, but only to the extent incurred but not reported and reported but not paid claims are properly accrued on the

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

Closing Balance Sheet. Neither Seller nor any plan sponsored by or contributed to by Seller shall provide, nor shall Seller nor any Seller plan be liable for, any welfare benefit in respect of a claim incurred after the Closing. For purposes of the preceding sentence, a medical or dental claim shall be deemed to be incurred when the medical or dental care is provided. Buyer shall not be required to assume the sponsorship of, or any obligation with respect to, any employee pension benefit plan (as such term is defined in section 3(2)) of ERISA sponsored by or contributed to by Seller or EES. In addition to providing group health plan coverage for Transferred Employees, Buyer shall provide continuation health coverage to those former employees of the Companies identified on Schedule 8.14, which Schedule may be updated on or prior to the Closing Date, for the period required under section 4980B(f)(2)(B) of the Code. Seller shall use reasonable efforts to assist Buyer in the recruitment of those employees identified by Buyer to operate the business of the Companies following the Closing. All persons (i) actively employed by Seller in respect of EWD or by EES immediately prior to the Closing Date, (ii) who will no longer be employed by Seller or an ERISA Affiliate of Seller as of the Closing Date, and (iii) who are not otherwise vested in their benefit under any Pension Plan as of the Closing, shall become so vested effective as of the Closing. At the Closing, Seller shall disclose to Buyer any "employment loss," as such term is defined in the Worker Adjustment and Retraining Notification Act, incurred by EWD or EES during the period beginning on the date of this Agreement and ending on the Closing Date.

         8.15 1997 AUDIT COOPERATION. At Buyer's expense, Seller shall cooperate with Buyer in connection with Buyer's audit of the combined statements of earnings, retained earnings and cash flows of EWD and EES for the fiscal year ended December 31, 1997, which cooperation shall include, but not be limited to, giving Buyer access to the books and records necessary to complete such audit.

         8.16 LICENSE.

                  (a) Effective on the Closing Date, Seller grants to Buyer, in perpetuity, a fully-paid, irrevocable, worldwide, exclusive, royalty-free license to use the "Ellison" name, trademarks and/or service marks, the pending trademark application Serial No. 75/239,904, and any variations or derivations thereof (the "Ellison Mark"), for use with windows and doors and other home improvement or home construction products, and in connection with the business of extruding raw materials (the "Covered Products"). The right and license granted to Buyer hereunder shall include the right to sublicense the Ellison Mark to any affiliate or related company of Buyer for use with the Covered Products. On the Closing Date, Seller shall execute and deliver such documents, instruments and certificates, and take such other actions as reasonably may be required or desirable in order to license to Buyer, pursuant to this Section 8.16, the Ellison Mark. Seller covenants and agrees that it shall not use, or license others to use, the Ellison Mark in connection with any business or product competitive with or related to the Covered Products.

                  (b) Buyer recognizes and understands the importance of Seller's exercise of control over the quality of the use by Buyer of the Ellison Mark so as to preserve the continued validity of the Ellison Mark and to protect the goodwill associated therewith and shall cause any products and services to be provided under the Ellison Mark to be of a quality at least equal to that provided by Seller prior to the date hereof.

                  (c) Seller shall, at Buyer's expense, maintain in full force and effect and shall enforce the application(s) and or registration(s) of the Ellison Mark and shall file such additional applications for registration of the Ellison Mark as appropriate and as reasonably requested by Buyer. Without affecting the foregoing obligations of Seller, Buyer will at all times have the right to take steps, in its sole discretion and as it deems necessary or desirable, to protect and maintain the Ellison Mark in connection with the Covered Products, including but not limited to filing and prosecuting litigation and other proceedings against, and opposing applications for trademark or service mark registration for, marks that are confusingly similar to the Ellison Mark. At Buyer's expense, Seller shall take such action with respect to the foregoing as Buyer may reasonably request, including joining such litigation or proceeding as a party. Buyer shall be entitled to any monetary recovery from such litigation or proceeding following reimbursement to Seller of any costs or fees reasonably incurred by it in such litigation or proceeding.

         8.17 NONSOLICITATION. For a period of one year following the Closing Date, neither Buyer nor any of its Affiliates shall directly or indirectly solicit or in any manner attempt to persuade or influence any employee of Seller's Specialty Manufacturing Division (other than employees that were previously terminated by Seller) to work for any other person, other than pursuant to general advertisements in newspapers, periodicals or websites or any similar publication.

         8.18 WATER PRESSURE MODIFICATIONS. Seller or JE shall make and pay for the water pressure modifications necessary to remedy the deficiencies described on Schedule 4.15 in the time frame described therein.

                             ARTICLE 9. TERMINATION

         9.1 TERMINATION. This Agreement may be terminated at any time by written notice given prior to or at the Closing:

                  (a) by Buyer in the event the conditions in Section 6.1 or
6.22 are not satisfied;

                  (b) by either Buyer or Seller (the "Non-Breaching Party") if there is a material violation or breach by the other (the "Breaching Party") of any covenant, representation, warranty or obligation contained in this Agreement and such violation or breach has not been waived by the Non-Breaching party or, cured by the Breaching Party within ten (10) days after written notice thereof from the Non-Breaching Party;

                  (c) by either Buyer or Seller if the Contemplated Transactions have not been consummated (other than through the failure of any party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) by the Transaction Deadline Date, or such later date as the parties may agree in writing; provided that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such party's knowing or willful breach of this Agreement has prevented the consummation of the Contemplated Transactions;

                  (d) by Seller in the event the condition in Section 7.7 is not satisfied; or

                  (e) by mutual written consent of Buyer and Seller.

         9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.1 , the provisions of this Agreement shall immediately become of no further force and effect (other than Section 8.3, this Article 9 and Article 12, each of which shall survive the termination of this Agreement) without any party being liable to any other party; provided, however, that the following shall apply:

                  (a) in the event that this Agreement may be terminated pursuant to Section 9.1(b) hereof and the Non-Breaching Party elects to close rather than terminate the Contemplated Transactions despite a breach or violation of this Agreement, such Non-Breaching Party shall be entitled to seek indemnity from the Breaching Party pursuant to Article 11 hereof;

                  (b) in the event that this Agreement is terminated pursuant to Section 9.1(b) hereof and the violation or breach of this Agreement was willful or intentional, the Non-Breaching Party shall be entitled to receive from the Breaching Party an amount equal to all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) incurred by the Non-Breaching Party and its representatives and Affiliates in connection with this Agreement and the Contemplated Transactions, and may seek damages from the Breaching Party and/or equitable relief; and

                  (c) Buyer shall continue to be bound by the Confidentiality Agreement dated August 5, 1999, pursuant to its terms.

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

                 ARTICLE 10. NONCOMPETITION AND NONSOLICITATION

         10.1 ACKNOWLEDGMENTS. Seller acknowledges that:

                  (a) EWD has been engaged in the business of making vinyl windows and doors ("EWD Products") for sale throughout the United States;

                  (b) EES has been engaged in the business of vinyl lineal extrusion (the "EES Products") for use in commerce throughout the United States;

                  (c) the agreements and covenants contained in this Article 10 are essential to protect the goodwill associated with the Purchased Assets and the Purchased Shares being acquired by Buyer pursuant to this Agreement, and

                  (d) Buyer would not enter into this Agreement or acquire the Purchased Assets or the Purchased Shares but for the agreements and covenants contained in this Article 10.

         10.2 COVENANT AGAINST COMPETITION. Seller covenants and agrees that, for a period of four (4) years following the Closing Date, without the consent of Buyer, neither it nor any of its Affiliates shall, directly or indirectly, engage in any manner in the business of making, assembling, selling, distributing or marketing EWD Products, EES Products or any other windows or doors for sale in the United States, either for its own account or in association with any other person, firm, corporation, or entity in any capacity, including without limitation, as a partner, shareholder, investor, member, principal, agent, lender or consultant; provided, however, that this restriction shall not prevent Seller or any of its Affiliates from owning securities of Holdings or owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange or market if it is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 1% or more of any class of securities of such entity.

         10.3 NONSOLICITATION. For a period of four (4) years following the Closing Date, neither Seller nor any of its Affiliates shall, within the United States or elsewhere (a) directly or indirectly solicit or attempt in any manner to persuade or influence any employees of Buyer, EWD or EES or any of their respective Affiliates to work for any other person or (b) directly or indirectly solicit or attempt in any manner to persuade or influence any present or future customer of Buyer, EWD or EES or any of their respective Affiliates to divert its purchases of EWD Products, EES Products or any other windows or doors from Buyer or its Affiliates to any person then in competition with Buyer or its Affiliates or to cease purchasing from Buyer, EWD or EES or any of their respective Affiliates.

         10.4 RIGHTS AND REMEDIES UPON BREACH. If Seller or any of its Affiliates breaches, or threatens to breach, any of the provisions of this
Article 10, in addition to

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

any other rights Buyer may have, including a claim for damages, Buyer shall have the right to have this Article 10 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Article 10 would cause irreparable harm to Buyer in that money damages would not provide an adequate remedy to Buyer.

         10.5 FURTHER ASSURANCES.

                  (a) Seller acknowledges and agrees that the restrictions contained in this Article 10 are reasonable and valid in geographical and temporal scope and in all other respects. If any provision of this Article 10 or the application hereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Article 10 and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted under applicable law.

                  (b) Without limiting the generality of the foregoing, if any court of competent jurisdiction determines that any part of this Agreement is unenforceable because of the duration or geographic scope of such provision, or both, the parties agree that such duration or scope shall be reduced to the extent determined to be reasonable by such court of competent jurisdiction and, in its reduced form, such provision shall then be valid, binding and enforceable.

                  (c) Seller and Buyer intend to and hereby confer jurisdiction to enforce this Article 10 upon the courts of any jurisdiction within the United States. If the courts of any one or more of such jurisdictions hold that all or any part of this Article 10 is unenforceable for any reason, it is the intention of Seller and Buyer that such determination shall not bar or in any way affect Buyer's right to relief in the courts of any other jurisdiction within the United States as to breaches of this Article 10 in such other jurisdiction, the provisions of this Article 10 as they relate to each jurisdiction being, for this purpose, separate and independent covenants.

                           ARTICLE 11. INDEMNIFICATION

         11.1 SELLER'S AGREEMENT TO INDEMNIFY. Subject to the terms and conditions of this Article 11, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its officers, directors, employees, stockholders, representatives, agents, successors and assigns from and against all losses, damages, demands, claims, assessments, actions, Taxes, penalties, interest, reasonable attorneys' and accountants' fees, settlement costs and other costs and expenses (collectively, "Indemnified Losses") arising out of, or incident to, any of the following:

                  (a) any breach of any representation or warranty made by Seller herein or in any certificate or other instrument delivered pursuant hereto, except that Buyer shall not assert a claim under Section 4.7(b) to the extent of any Material Adverse Effect arising solely out of changes in general economic conditions;

                  (b) any breach or failure by Seller to perform or fulfill any of its covenants or agreements set forth herein (including, without limitation, failure by Seller to pay, discharge or perform any of its obligations and liabilities other than the Assumed Liabilities);

                  (c) whether or not disclosed on any Schedule hereto, the Reynolds Note, the Reynolds Rebate and the Reynolds Payables (unless an amount equal to the Reynolds Payables is paid to Buyer pursuant to section 2.2(e) hereof) and any increase in the amount of the Reynolds Receivables;

                  (d) whether or not disclosed on any Schedule hereto, (i) all Taxes of or with respect to Seller or any of its shareholders (except as set forth in clause (iv) of Section 1.5) and (ii) all Taxes of EES with respect to any period (or portion thereof) ending on or prior to the Closing Date, to the extent such Taxes in clause (ii) of this Section 11.1(d) are in excess of the amount reflected as an accrual or reserve (without regard to deferred Tax assets and liabilities) for income tax liabilities payable of EES on the Closing Balance Sheet as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes (whether pursuant to Section 8.5 or otherwise)) and/or by the amount of any payment made by Buyer to Seller pursuant to the final sentence of Section 8.5(b);

                  (e) any liabilities resulting from Seller's failure to comply with the provisions of any state's laws with respect to bulk transfers, or acts of similar nature, as such laws may be applicable to the Purchased Assets;

                  (f) whether or not disclosed on any Schedule hereto, any liability or obligation of EES for (i) Taxes with respect to any period (or portion thereof) ending on or prior to the Closing Date, to the extent such Taxes are in excess of the amount reflected as an accrual or reserve (without regard to deferred Tax assets and liabilities) for income tax liabilities payable of EES set forth on the Closing Balance Sheet as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes (whether pursuant to Section 8.5 or otherwise)) and/or by the amount of any payment made by Buyer to Seller pursuant to the final sentence of Section 8.5(b), (ii) any indebtedness of EES to Seller for borrowed money (other than the indebtedness evidenced by EES's Promissory Note dated January 21, 1997),
(iii) any other indebtedness of EES for borrowed money or any guaranty by EES of indebtedness for borrowed money, (iv) any fees and expenses of Seller relating to the Contemplated Transactions, (v) any liabilities or obligations of EES in respect of any agreement, contract, lease or commitment other than the EES Agreements or any other agreements under which the other party or parties thereto continue to do business with EES (or with Seller for the exclusive benefit of EES) following the closing on the terms specified in the agreement, (vi) any liability or obligation under the Worker Adjustment and

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


Retraining Notification Act with respect to EES arising prior to the Closing Date, (vii) any liabilities or obligations relating to the Excluded Assets or not arising out of the business of EES, or (viii) subject to clause (v) of
Section 1.5 (but with the understanding that Buyer will not assume sponsorship of any Plan in whole or in part), any liability or obligation under or related to any Plan;

                  (g) any of the Assumed Liabilities described in clauses (vi) and (vii) of Section 1.5 hereof and any liability or obligation of EES of the type described in clauses (vi) and (vii) of Section 1.5 hereof; or

                  (h) any and all claims, actions, suits, proceedings, investigations, demands, assessments and judgments incident to any of the foregoing.

         11.2 BUYER'S AGREEMENT TO INDEMNIFY. Subject to the terms and conditions of this Article 11, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its successors and assigns from and against all Indemnified Losses arising out of, or incident to, any of the following:

                  (a) any breach of any representation or warranty made by Buyer herein or in any certificate or other instrument delivered pursuant hereto;

                  (b) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth herein (including, without limitation, Buyer's failure to pay, discharge or perform any of the Assumed Liabilities);

                  (c) any decrease in the amount of the Reynolds Receivables;
or

                  (d) any and all claims, actions, suits, proceedings, investigations, demands, assessments and judgments incident to any of the foregoing.

         11.3 NOTICE OF CLAIMS. All claims for indemnification hereunder shall be resolved in accordance with the following procedures:

                  (a) If Buyer or Seller, as appropriate, has incurred or reasonably believes that it may incur any Indemnified Loss (the "Indemnified Party"), it shall deliver promptly written notice to the other (the "Indemnifying Party") setting forth in reasonable detail the nature and amount of the Indemnified Loss or potential Indemnified Loss, if possible, and further referencing the sections of this Agreement upon which the claim for indemnification for such Indemnified Loss is based (a "Claim Notice"). If an Indemnified Party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the Indemnifying Party prompt written notice of such claim, so that the Indemnifying Party's defense of such claim under Section 11.4 hereof may be timely instituted. The failure by an Indemnified Party to provide such written notice shall not constitute a waiver of the Indemnified Party's right to indemnity unless such failure has resulted in the loss of substantive rights with respect to the

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

Indemnifying Party's ability to defend such claim, and then only to the extent of such loss.

                  (b) If, after receiving a Claim Notice for an Indemnified Loss, the Indemnifying Party desires to dispute such claim or the amount claimed in the Claim Notice, it shall deliver to the Indemnified Party a written objection to such claim or payment setting forth the basis for disputing such claim or payment. Such notice shall be delivered within thirty
(30) days after the date the Claim Notice to which it relates is received by the Indemnifying Party. If no such notice is received within the aforementioned 30-day period, the Indemnified Party shall be entitled to payment for such Indemnified Loss from the Indemnifying Party within ten (10) days of the end of such 30-day objection period, subject to the limitations of
Section 11.7 hereof.

         11.4 DEFENSE OF THIRD-PARTY CLAIMS. The Indemnifying Party under this
Article 11 shall have the right to conduct and control through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, any third-party claim, action or suit; provided that the Indemnifying Party diligently contests and defends such claim. The Indemnified Party shall be entitled at any time, at its own cost and expense (except that such cost and expense shall be paid by the Indemnifying Party if (a) the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent the interests of any Indemnified Party, or (b) the third party claim, action or suit seeks damages in excess of the limitations set forth in
Section 11.7(b) hereof), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. Except with the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, no Indemnifying Party, in the defense of such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation; provided, however, that with respect to any claim, audit or litigation relating to Taxes, the Indemnifying Party shall not consent to entry of any judgment or order, interim or otherwise, or enter into any settlement, in any case, of any type whatsoever, except with the prior written consent of the Indemnified Party, which written consent shall not be unreasonably withheld.

         11.5 FAILURE TO DEFEND. In the event that the Indemnifying Party does not elect to defend against any third-party claim, the Indemnified Party may defend against such claim in such manner as it may in its good faith discretion deem appropriate and, to the extent and subject to the limitations provided in this Article 11, the Indemnifying Party shall be liable for any legal expenses reasonably incurred in connection with such defense; provided, however, that the Indemnified Party shall not, without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or consent to the entry of judgment with respect to such third-party claim.

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

         11.6 COOPERATION. In the event of any claim by a third party, the parties hereto agree that they will cooperate fully with each other in connection with the defense or settlement of such matter.

         11.7 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in this Article 11 shall be subject to the following limitations:

                  (a) DEDUCTIBLE. Notwithstanding any provision contained in this Article 11 or elsewhere herein to the contrary, except as set forth in the next sentence, Buyer shall have no right to receive any indemnification from Seller with respect to Indemnified Losses relating to (1) breaches of representations or warranties, (2) the Assumed Liabilities described in clauses (vi) and (vii) of Section 1.5 hereof, or (3) any liability or obligation of EES of the type described in clauses (vi) and (vii) of Section
1.5 hereof until the sum of such Indemnified Losses exceed, in the aggregate, $450,000 (the "Deductible"), whereupon Seller shall be obligated to pay all Indemnified Losses in excess of the Deductible. The Deductible shall not apply to any Indemnified Loss arising out of (i) Seller's breach of a representation or warranty made in Sections 4.2, 4.8, 4.9 or 4.17 (to the extent that such Indemnified Losses consist of income or franchise Taxes and interest, penalties and additions to Tax in respect of such income or franchise Taxes), (ii) liabilities of EWD other than Assumed Liabilities,
(iii) liabilities described in Sections 11.1(c) or 11.1(f), (iv) Seller's fraud, bad faith or willful misconduct in connection with this Agreement or the Related Agreements, or (v) liabilities for Taxes as described in Section 11.1(d) hereof to the extent such Indemnified Losses relate to or are attributable to income or franchise Taxes.

                  (b) CEILING ON INDEMNIFIED LOSSES. Notwithstanding anything in this Article 11 or elsewhere herein to the contrary, the liability of Seller to Buyer under this Article 11 for all Indemnified Losses relating to
(1) breaches of representations or warranties, (2) the Assumed Liabilities described in clauses (vi) and (vii) of Section 1.5 hereof, or (3) any liability or obligation of EES of the type described in clauses (vi) and
(vii) of Section 1.5 hereof shall not exceed, in the aggregate, $7 million, except to the extent that such liability is based upon (i) Seller's breach of a representation or warranty made in Section 4.2, 4.8, 4.9 or 4.17 (to the extent that such Indemnified Losses consist of income or franchise Taxes and interest, penalties and additions to Tax in respect of such income or franchise Taxes), (ii) liabilities of EWD other than Assumed Liabilities,
(iii) liabilities described in Sections 11.1(c) or 11.1(f), (iv) Seller's fraud, bad faith or willful misconduct in connection with this Agreement or the Related Agreements, or (v) liabilities for Taxes as described in Section 11.1(d) hereof to the extent that such Indemnified Losses relate to or are attributable to income or franchise Taxes. In connection with any indemnification claim by Buyer under this Agreement relating to breaches of representations or warranties, Buyer shall be required to seek recovery for Indemnified Losses out of the funds held in the Escrow Account (as defined in the Escrow Agreement) pursuant to the Escrow Agreement. Upon exhaustion of the funds held in the Escrow Account, Buyer may seek recovery directly from Seller, but only to



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

the extent that the $7 million ceiling described in this Section 11.7(b) does not apply to the Indemnified Loss for which recovery is sought. In the event that Buyer receives amounts in respect of Indemnification Losses out of funds held in the Escrow Account pursuant to the Escrow Agreement for any claim based upon the (i) Seller's breach of a representation or warranty made in
Section 4.2, 4.8, 4.9 or 4.17 (to the extent that such Indemnified Losses consist of income or franchise Taxes and interest, penalties and additions to Tax in respect of such income or franchise Taxes), (ii) liabilities of EWD other than Assumed Liabilities, (iii) liabilities described in Sections 11.1(c) or 11.1(f), (iv) Seller's fraud, bad faith or willful misconduct in connection with this Agreement, or (v) liabilities for Taxes as described in
Section 11.1(d) hereof to the extent such Indemnified Losses relate to or are attributable to income or franchise Taxes, Seller shall replenish the Escrow Account in an amount equal to the amount released by the Escrow Agent to Buyer in respect of claims.

                  (c) OTHER BENEFITS AND DETRIMENTS. In determining the amount of any Indemnified Loss, there shall be taken into account any tax benefit or detriment, insurance proceeds (other than proceeds from the representation and warranty insurance policy described on Schedule 2.2(a)) or other similar recovery, detriment or offset realized, directly or indirectly, by the Indemnified Party.

         11.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained herein or in any certificate delivered with respect to any of the foregoing. Each of the covenants and agreements shall survive the Closing indefinitely and the representations and warranties shall survive the execution of this Agreement and the Closing and shall remain in full force and effect for a period of sixteen (16) months following the Closing Date; provided, however, that such limitation on survival shall not apply to (i) any representation or warranty if a Claim Notice with respect thereto is delivered as provided in this Article 11 hereof prior to expiration of such period, or (ii) any representation or warranty made in Section 4.2, 4.8 or 4.9, or any claim based upon the Seller's fraud, bad faith or willful misconduct in connection with this Agreement or the Related Agreements, which shall, in each case, survive the Closing indefinitely. Notwithstanding the immediately preceding sentence, the representations, warranties, covenants and agreements contained herein, or in any certificate delivered with respect to any of the foregoing, that relate to Taxes shall survive until 60 days after the expiration of the applicable statute of limitations (including any extension thereof; provided, however, that no statute of limitations shall be extended without the consent of Seller which consent shall not be unreasonably withheld.)

         11.9 EXCLUSIVE REMEDY. Buyer and Seller acknowledge and agree that the foregoing provisions of this Article 11 shall be the exclusive remedy of Buyer and Seller with respect to any dispute or claim arising out of or related to the Contemplated Transactions if the Contemplated Transactions are consummated.



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

                             ARTICLE 12. ARBITRATION

         12.1 BINDING ARBITRATION. Except as provided in Section 2.4(d) hereof, any dispute or claim between the parties arising out of or related to this Agreement or the Contemplated Transactions shall be fully and finally resolved by binding arbitration in Wilmington, Delaware in accordance with the Commercial Arbitration Rules and practices (the "Rules") of the American Arbitration Association ("AAA") from time to time in force and effect. This agreement to arbitrate shall be specifically enforceable and is the exclusive remedy for the resolution of such disputes under this Agreement. There shall be a three-arbitrator panel (the "Panel") which shall be chosen in accordance with the Rules of the AAA. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days after the conclusion of the arbitration hearing, the Panel shall prepare written findings of fact and conclusions of law. Judgment upon the award determined by the Panel shall be entered in state or federal court located in Wilmington, Delaware. The parties hereby submit to the exclusive jurisdiction of the courts so selected, to the exclusion of any other court which might have had jurisdiction apart from this Section 12.1, waive any defense of lack of in personam jurisdiction of such courts and agree that service of process in any action before such courts may be made by mailing it to the party to be served at the address provided for in Section 13.6 hereof. The Panel shall require the non-prevailing party to pay the Panel's full fees and expenses; provided, that in the event of a compromise between the positions of the parties, such fees and expenses shall be pro rated based on the relative success of the parties in prevailing on their positions. Each party to this Agreement covenants not to institute any action or litigation in any court, or commence any other proceeding, with respect to any matter under this Agreement other than as provided for in Section 2.4(d) hereof.

                         ARTICLE 13. GENERAL PROVISIONS

         13.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by, the parties hereto and their respective personal representatives, heirs, successors and assigns, except that none of the parties shall have the right to assign any of its or his obligations hereunder without the consent of the other party hereto. Notwithstanding the foregoing, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Buyer.

         13.2 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, supercedes the Original Agreement and the Amended Agreement in their entirety and constitutes the entire contract between the parties hereto with respect to the subject matter hereof and may not be changed, modified or amended, except by an instrument in writing signed by the party against whom any such change, modification or amendment is asserted.



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

         13.3 COMMERCIALLY REASONABLE EFFORTS. Each of the parties hereto agrees to use its commercially reasonable efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied. Notwithstanding the foregoing, the obligations to use commercially reasonable efforts shall not include the obligation to pay monies to any party or the obligation to agree to any financial arrangement (other than as described on Schedule 7.7) that any party hereto considers to be not in its best interest.

         13.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any State's conflict of laws principles.

         13.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement.

         13.6 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by a nationally recognized overnight delivery service, as follows:

                           If to Seller:

                                        The Ellison Company, Inc.
                                        Suite 406
                                        706 Green Valley Road
                                        Greensboro, NC 27408
                                        Attention:   John Ellison, Jr.

                           With a copy to:

                                        Schell Bray Aycock Abel & Livingston
                                        P.L.L.C.
                                        230 North Elm Street, Suite 1500
                                        Greensboro, North Carolina 27401
                                        Attention: Michael R. Abel, Esq.






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

                           If to Buyer:

                                        Atrium Companies, Inc.
                                        1341 West Mockingbird Lane
                                        Suite 1200W
                                        Dallas, Texas  75247
                                        Attention:   Jeffrey L. Hull
                                        Facsimile Number:  (214) 630-5058

                                                  and

                                        Atrium Companies, Inc.
                                        c/o Ardshiel, Inc.
                                        230 Park Avenue
                                        New York, New York 10169
                                        Attention:   Daniel T. Morley
                                        Facsimile Number:  (212) 972-1809

                           With a copy to:

                                        Paul, Hastings, Janofsky & Walker LLP
                                        399 Park Avenue
                                        New York, New York 10022
                                        Attention:   Marie Censoplano, Esq.
                                                     Joel M. Simon, Esq.
                                        Facsimile Number: (212) 319-4090

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of delivery.

         13.7 PRESS RELEASES AND COMMUNICATIONS. No press release or public announcement related to this Agreement or the Contemplated Transactions or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of Seller, EWD and/or EES shall be issued or made by Seller, EWD, EES or Buyer or any of their respective officers, directors, employees, advisors, agents or representatives, without the prior written consent of the other. If either party is required by law (based on the advice of counsel), to make an announcement, the other party shall have the right to review such press release or announcement prior to publication.

         13.8 NO THIRD PARTY BENEFICIARIES. Except as expressly stated herein, nothing in this Agreement expressed or implied, is intended to confer on any person other than the parties hereto or their respective personal representatives, heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.



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

         13.9 CONSTRUCTION AND INTERPRETATION. This Agreement has been negotiated by the undersigned and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement, or any provision of this Agreement, against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

         13.10 HEADINGS. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Throughout this Agreement, the masculine gender shall be deemed to include the feminine and the neuter, the singular the plural, and the plural the singular, all as the context may require.

         13.11 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         13.12 SPECIFIC PERFORMANCE. The parties recognize that in the event the Companies should refuse to perform under the provisions of this Agreement, monetary damages along will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Companies hereby waive the defense that there is an adequate remedy at law.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

                                       THE ELLISON COMPANY, INC.

                                       By:
                                          -----------------------------------
                                          John Ellison, Jr., President

ATTEST:

------------------------------------
Michael R. Abel, Assistant Secretary

                                       ATRIUM COMPANIES, INC.

                                       By:-----------------------------------
                                          Jeff L. Hull, President

ATTEST:

------------------------------------
Eric W. Long, Assistant Secretary

                                       D AND W HOLDINGS, INC.

                                       By:-----------------------------------
                                          Jeff L. Hull, President

ATTEST:

------------------------------------
Eric W. Long, Assistant Secretary







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

                                     JOINDER

         John Ellison, Jr., hereby joins in this Agreement for the sole purpose of agreeing to be bound by the provisions of Section 8.18 and Article 12.



                                        -------------------------
                                        John Ellison, Jr.



















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

                             SCHEDULES AND EXHIBITS

Schedule 1.5      Assumed Agreements
Schedule 1.21     EES Fixed Assets
Schedule 1.35     EWD Fixed Assets
Schedule 1.39     Excluded Assets
Schedule 1.58     Promissory Note
Schedule 2.2(a)   Indemnification Insurance
Schedule 2.5      Allocation of Purchase Price
Schedule 4.1      Jurisdictions
Schedule 4.4      Governmental Approvals and Notices
Schedule 4.5      Approvals and Notices Required
Schedule 4.6(a)   Audited Financial Statements
Schedule 4.6(b)   Unaudited Financial Statements
Schedule 4.6(f)   Indebtedness
Schedule 4.7      Adverse Changes
Schedule 4.8      Title Exceptions
Schedule 4.15     Real Estate Exceptions
Schedule 4.16     Leases and Facilities
Schedule 4.17     Tax Matters
Schedule 4.18     Employment Agreements
Schedule 4.19     Employment Matters
Schedule 4.20     Employee Benefit Plans
Schedule 4.21     Non-Competition Agreements
Schedule 4.22     Bank Accounts
Schedule 4.23     Licenses and Permits
Schedule 4.24     Legal Proceedings
Schedule 4.25     Utilities
Schedule 4.26     Compliance Exceptions; Safety and Environmental Permits
Schedule 4.27     Environmental Matters
Schedule 4.29     EES Agreements
Schedule 4.32     Intellectual Property Rights
Schedule 4.33     Insurance
Schedule 4.35     Affiliated Transactions
Schedule 4.36     Brokerage Fees
Schedule 4.37     Change of Control Provisions
Schedule 4.38     Customers, Suppliers and Distributors
Schedule 4.40     Relationship with General Electric Company
Schedule 5.4      Approvals and Notices; Conflict with Other Instruments
Schedule 6.5      Required Consents
Schedule 6.12     Releases and Payoffs
Schedule 6.21     Lease Amendments
Schedule 7.7      Financing
Schedule 8.14     Employee Matters

Exhibit A         Assignment and Assumption Agreement
Exhibit B         Bill of Sale and Assignment
Exhibit C         Escrow Agreement
Exhibit D         Opinion of Seller's Counsel
Exhibit E         Trademark Assignment
Exhibit F         Ellison Subscription Agreement
Exhibit G         Management Subscription Agreement
Exhibit H         Buy/Sell Agreement
Exhibit I         Employment Agreement
Exhibit J         Nondisturbance Agreement
Exhibit K         Opinion of Buyer's Counsel

Annex A           Ellison Transaction Outline

Annex B           Reynolds Branches














                                       2